UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PAR PACIFIC HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

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PAR PACIFIC HOLDINGS, INC.
One Memorial Plaza, 800 Gessner Road, Suite 875
Houston, Texas 77024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 2, 2016

Dear Stockholders:

We cordially invite you to attend our 2016 annual meeting of stockholders. The meeting will be held on Thursday, June 2, 2016, at 9:00 a.m. (Houston time), at The Westin Houston, Memorial City, 945 Gessner Road, Houston, Texas 77024. At the meeting we will:

1.              Elect the Board of Directors;

2.              Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.              Act on a proposal to approve the Amended and Restated Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan that was previously approved by the Board of Directors and that, among other things, provides for an increase in the maximum number of shares of our common stock reserved and available for issuance by 2,400,000 shares; and

4.              Transact any other business as may properly come before the meeting.

Stockholders who owned our common stock at the close of business on Wednesday, April 6, 2016 may attend and vote at the meeting. A stockholders’ list will be available at our offices at One Memorial Plaza, 800 Gessner Road, Suite 875, Houston, Texas 77024 for a period of ten days prior to the meeting. We hope that you will be able to attend the meeting in person.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details.

We look forward to seeing you at the meeting.

By order of the Board of Directors,

James Matthew Vaughn
Senior Vice President, General Counsel and Secretary

Houston, Texas
April 21, 2016

PAR PACIFIC HOLDINGS, INC.
One Memorial Plaza, 800 Gessner Road, Suite 875
Houston, Texas 77024

 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors (the "Board") is soliciting proxies for the 2016 annual meeting of stockholders to be held on Thursday, June 2, 2016, at 9:00 a.m. (Houston time), at The Westin Houston, Memorial City, 945 Gessner Road, Houston, Texas 77024, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Par Pacific Holdings, Inc. ("Par") will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of Par, without additional compensation, personally or by telephone.

QUESTIONS AND ANSWERS

Q:	Who can vote at the meeting?

A:
The Board set April 6, 2016 as the record date for the meeting. You can attend and vote at the meeting if you were a common stockholder at the close of business on the record date, April 6, 2016. On that date, there were 40,670,011 shares of our common stock outstanding and entitled to vote at the meeting.

Q:    What proposals will be voted on at the meeting?

A:    Three proposals are scheduled to be voted upon at the meeting:

•	The election of directors;

•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

•
The approval of the Amended and Restated Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan ("Updated 2012 LTIP") that was previously approved by the Board of Directors and that, among other things, provides for an increase in the maximum number of shares of our common stock reserved and available for issuance by 2,400,000 shares.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about April 21, 2016 we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability, beginning on or about April 21, 2016, to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:
No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

•	View our proxy materials for the meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How do I cast my vote?

A:
For stockholders whose shares are registered in their own names, as an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, for those stockholders who request a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides information on how to vote via the Internet or by telephone or request a paper proxy card and vote by mail. Those stockholders who request a paper proxy card and elect to vote by mail should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by our Board on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.
In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors or the proposal to approve the Updated 2012 LTIP. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors or the proposal to approve the Updated 2012 LTIP, unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly. See “Vote Required” following each proposal for further information.
If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.

Q:	Can I revoke or change my proxy?

A:
Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:	How does the Board recommend I vote on the proposals?

A:
The Board recommends you vote “FOR” each of the nominees to our Board of Directors, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and “FOR” the approval of the Updated 2012 LTIP.

Q:	Who will count the vote?

A:	The inspector of election will count the vote. Par’s Secretary will act as the inspector of election.

Q:	What is a “quorum?”

A:
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum. An abstention will have the same practical effect as a vote against the ratification of the appointment of our independent registered public accounting firm and the proposal to approve the Updated 2012 LTIP. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.

Q:    What vote is required to approve each item?

A:    The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors.	The nine nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors.

Proposal 2 — Ratification of appointment of independent registered public accounting firm.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Proposal 3 — Approval of the Updated 2012 LTIP Plan.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Q:	What does it mean if I get more than one Notice of Internet Availability of Proxy Materials?

A:
Your shares are probably registered in more than one account. Please provide voting instructions for all Notices of Internet Availability of Proxy Materials, proxy and voting instruction cards you receive.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share.

Q:	Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed by us with the Securities and Exchange Commission within four business days of the meeting.

Proposal 1

ELECTION OF DIRECTORS

At the meeting, nine directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent as defined in the listing standards of the NYSE MKT, recommended the nine directors to our Board of Directors. Based on that recommendation, the Board nominated such directors for election at the meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We believe that all of the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting.

Nominees

Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Melvyn N. Klein (1)(4)	73	Chairman of the Board	2014
Robert S. Silberman (1)(3)(4)	58	Vice-Chairman of the Board	2014
Curtis V. Anastasio (1)(2)	59	Director	2014
Timothy Clossey (2)(3)	57	Director	2014
L. Melvin Cooper (2)(4)	61	Director	2012
Walter A. Dods, Jr. (3)	74	Director	2015
Joseph Israel	44	Director, Senior Vice President	2015
William Monteleone	32	Director, Senior Vice President of Mergers & Acquisitions	2012
William C. Pate(1)	52	Director, President and Chief Executive Officer	2014

_________________________________________________________

(1)	Member, Executive Committee of our Board of Directors.

(2)	Member, Audit Committee of our Board of Directors.

(3)	Member, Compensation Committee of our Board of Directors.

(4)	Member, Nominating and Corporate Governance Committee of our Board of Directors.

 Melvyn N. Klein has served as the Chairman of our Board of Directors since June 2014. Mr. Klein is a private investor and the founder of Melvyn N. Klein Interests and the President of JAKK Holding Corp., and was the managing general partner of the investment GKH Partners, L.P. from 1987 until 2008. Mr. Klein currently serves as a member of the board of directors of Anixter International, Inc., a New York Stock Exchange listed company. Mr. Klein has been an attorney and counselor-at-law since 1968, and he is currently a member of the State Bar of Texas. Earlier in his career, he was a McKinsey & Company consultant and a senior officer of Donaldson, Lufkin and Jenrette, Inc. Mr. Klein has been the President and CEO of two American Stock Exchange listed companies: Altamil Corporation and Eskey, Inc. Additionally, among others, Mr. Klein was the controlling shareholder, co-founder, or a significant partner in a number of companies in several fields, including American Medical International, Inc. (subsequently merged to create Tenet Healthcare); UGHC/Arcus (subsequently sold to Koch Industries, Inc.-Flint Hills Resources, LP. and the balance merged with Iron Mountain), Savoy Pictures Entertainment, Inc. (subsequently merged with IAC Interactive), Hanover Compressor Company (subsequently merged to create Exterran Holdings Corp.), Cockrell Oil & Gas, L.P. (assets subsequently sold to UNOCAL), and Santa Fe Energy Resources, Inc. (subsequently merged in part with Chevron and in part with Devon Energy). Mr. Klein was appointed by President Reagan to the Executive Committee of the President’s Private Sector Survey on Cost Control in the Federal Government (Grace Commission) and by President Clinton to the U.S. State Department’s Advisory Committee on International Economic Policy. Mr. Klein received a Doctor of Jurisprudence degree from Columbia University and a Bachelor of Arts degree with Highest Honors in Economics from Colgate University. He also studied at the London School of Economics and Political Science and completed the coursework for a master’s degree at The Johns Hopkins University School of Advanced International Studies. Mr. Klein is a member of the Philosophical Society of Texas. Mr. Klein brings to the Board leadership and extensive public company board experience (Anixter International, Inc., Altamil Corporation, American Medical International, Inc., Hanover Compressor Company, Santa Fe Energy Resources, Inc. and others), which contributes to his familiarity with current issues and assists in his identifying and addressing appropriate corporate governance practices for us. Mr. Klein's experience in senior positions within the public sector also adds to the Board's depth and perspective.

Robert S. Silberman has served as the Vice Chairman of our Board of Directors since April 2015 and has served as a member of our Board of Directors since August 2014. Mr. Silberman has been Executive Chairman of the Board of Directors of Strayer Education, Inc. since May 2013, Chairman of its Board from February 2003 to May 2013 and its Chief Executive Officer from March 2001 until May 2013. Strayer Education, Inc. is an education services company, whose main operating asset, Strayer University, is a leading provider of graduate and undergraduate degree programs focusing on working adults. Mr. Silberman has served as a director of Covanta since December 2004 and is a member of the Compensation Committee and the Finance Committee of the board of directors of Covanta. Mr. Silberman has been a managing director of EGI since March 2014. From 1995 to 2000, Mr. Silberman held several senior positions, including President and Chief Operating Officer at CalEnergy Company, Inc., an independent energy producer. Mr. Silberman has also held senior positions within the U.S. Department of Defense, including Assistant Secretary of the Army. Mr. Silberman is a member of the Council on Foreign Relations. Mr. Silberman’s positions as a current executive chairman and formerly as a long-tenured chief executive officer and board member of public companies, coupled with his financial background and experience investing in and growing energy and project development businesses, as well as his experience in the public sector, combine to provide valuable insight and perspective to both the Board and management.

Curtis V. Anastasio has served as a member of our Board of Directors since June 2014. Mr. Anastasio served as the Vice Chairman of our Board of Directors from September 2014 to April 2015. He is currently the Executive Chairman of GasLog Partners LP, a subsidiary of GasLog Ltd, a growth-oriented international owner, operator and manager of liquefied natural gas (LNG) carriers, providing support to international energy companies as part of their LNG logistics chain. Appointed Executive Chairman in February 2014, Mr. Anastasio led the successful initial public offering of the company in May 2014. Mr. Anastasio also serves as a founding director of The Chemours Company, a global leader in titanium technologies, fluoroproducts and chemical solutions which was spun off from DuPont effective July 1, 2015. Since January 2014, Mr. Anastasio has also been a member of the Board of Directors of the Federal Reserve Bank – Dallas. He previously served as President and CEO of NuStar Energy L. P., a publicly traded master limited partnership based in San Antonio, Texas. Mr. Anastasio was the President and CEO of NuStar Energy, L.P. from the time he led the initial public offering in April 2001, until he retired from the company on December 31, 2013. Since joining a predecessor of NuStar in 1988, he has held various positions in the upstream and downstream oil and gas industry, which have included responsibility for supply, trading, transportation, marketing, development and legal. Mr. Anastasio received a Juris Doctorate degree from Harvard Law School in 1981 and a Bachelor of Arts degree, Magna Cum Laude, from Cornell University in 1978. After graduation, he practiced corporate law in New York City. Mr. Anastasio brings to the Board extensive experience in public companies generally, and with over 27 years of experience in the upstream and downstream oil and gas industry, invaluable industry knowledge and insight in investing and growing oil and gas businesses. Further, Mr. Anastasio brings a deep knowledge of finance and economic markets to the Board.

Timothy Clossey has served as a member of our Board of Directors since June 2014. Mr. Clossey is the President and owner of Spirit Technologies, a management coaching and engineering consulting services company. Mr. Clossey previously served as Production Manager and Major Projects Director for BP Cherry Point. He was a consultant to the Board at SaltChuck Resources on merger and acquisition opportunities; a board member at Timec, Inc., where Mr. Clossey chaired the Audit Committee, organized and chaired a Special Committee of Outside Directors and served on the Compensation Committee. Mr. Clossey served as President and CEO of ARCO Marine, Inc. ("ARCO"). As VP Corporate Strategic Planning, Downstream for ARCO, Mr. Clossey was responsible for strategic planning for all of ARCO’s downstream companies. As Vice President of Engineering, Technology and R&D at ARCO, his role was responsible for leading ARCO’s Engineering and Research Center in Anaheim, California. As Manager, Clean Fuels Development Task Force at ARCO, Mr. Clossey lead the reformulated gasoline research and development efforts at the Technical Center as well as served in the government relations role working with industry associations such as Western States Petroleum Association and the American Petroleum Institute as well as all Federal and State agencies working on reformulated gasoline regulations throughout the nation. Mr. Clossey graduated from Harvard Business School with an Executive Masters of Business Administration. He received his Bachelors of Science degree in Chemical Engineering Summa Cum Laude from Washington State University. Mr. Clossey's extensive and detailed experience in operational aspects of the petroleum refining industry provide the Board with insight into the operation, development, and growth of our businesses.

L. Melvin Cooper has served as a member of our Board of Directors since August 2012. Currently, Mr. Cooper serves as the Senior Vice President and Chief Financial Officer of Forbes Energy Services Ltd. (NASDAQ: FES)("Forbes"), a public company in the energy services industry. Prior to joining Forbes in 2007, Mr. Cooper served as President or CFO of various companies involved in site preparation for oil and gas exploration companies, supplying products and services to new home builders, and supply chain management. Mr. Cooper has been a Director of Flotek Industries, Inc. (NYSE: FTK)("Flotek"), a member of the Audit Committee and the Corporate Governance and Nominating Committee of Flotek since October 2010 and has been a member of the Compensation Committee of Flotek since 2011. In 2011, Mr. Cooper received the Board Leadership Fellow designation from the National Association of Corporate Directors (“NACD”) where he is also a member of the Board of Directors of the NACD Houston area Tri-City Chapter. Mr. Cooper earned a degree in accounting from Texas A&M University-Kingsville (formerly Texas A&I) in 1975. Mr. Cooper has been a Certified Public Accountant since May 1977. Mr. Cooper brings to the Board extensive experience in the energy industry as well as significant accounting, operating, financial and management experience and provides valuable insight on a range of operational, financial and accounting issues.

Walter A. Dods, Jr. has served as a member of our Board of Directors since June 2015. Mr. Dods was Chairman of the Board of First Hawaiian Bank from January 2005 until his retirement in December 2008. Mr. Dods currently serves as Chairman of the Board of Matson, Inc., a leading provider of ocean transportation and logistics services, a position he has held since January 2010, and as a director of Matson, Inc. since 1989. He also currently serves on the boards of Bancwest Corporation, Bank of the West, First Hawaiian Bank (past Chairman), Hawaiian Telcom (past Chairman), Pacific Guardian Life, Pohaku Pa’a, and Servco Pacific Inc. Additionally, Mr. Dods serves on several civic and community boards throughout the State of Hawaii, including Chaminade University of Honolulu. Mr. Dods was a shareholder of Koko’oha Investments, Inc. ("Koko'oha"), which is now known as Par Hawaii, Inc., and the Chairman of the Boards of each of Koko’oha and Mid Pac Petroleum, LLC, a wholly-owned subsidiary of Koko’oha, until our acquisition of Koko’oha in April 2015. In 2004, Mr. Dods was awarded the Order of the Rising Sun, with Gold and Silver Star, an imperial honor from the Government of Japan. Mr. Dods received a bachelor’s degree in business administration from the University of Hawaii. Mr. Dods' deep knowledge of the Hawaiian markets where we operate, ocean transportation and logistics, and the assets we acquired from Koko'oha and Mid Pac Petroleum provide the Board with experience and insight into the operation, development, and growth of our businesses. Further, his experience as a chairman or member of publicly held company boards of directors provides the Board with knowledge of governance and other related matters.

Joseph Israel has served as our Senior Vice President since October 2015, as a member of our Board of Directors since January 2015, and as our President and Chief Executive Officer from January 2015 until October 2015. Prior to that, Mr. Israel served as Senior Vice President of Hunt Refining Company ("Hunt") from August 2011 to November 2014. Prior to joining Hunt, Mr. Israel served in various roles with Alon USA Energy, Inc. ("Alon") from August 2000 to July 2011, including most recently as Chief Operating Officer from September 2008 to July 2011. Prior to joining Alon, Mr. Israel held positions with several Israeli government entities beginning in 1995, including the Israeli Land Administration, the Israeli Fuel Administration and most recently as Economics and Commerce Vice President of Israel’s Petroleum Energy Infrastructure entity. Mr. Israel received a Masters of Business Administration and a Bachelor of Arts in Economics from the Hebrew University of Jerusalem. Additionally, Mr. Israel has completed business courses at the Center of Management Research at Harvard University and The College of Petroleum & Energy Studies at Oxford. Mr. Israel brings to the Board over 20 years of experience in the petroleum refining industry, and his in-depth knowledge of the issues, opportunities and challenges facing us provides direction and focus to the Board of Directors regarding the operation and development of our business.

William Monteleone has served as a member of our Board of Directors since August 2012 and as our Senior Vice President of Mergers & Acquisitions since January 2015. Prior to that, Mr. Monteleone served as our Chief Executive Officer from June 2013 to January 2015. Mr. Monteleone joined EGI as an Associate in 2008 and continued serving EGI in a limited role after becoming our Chief Executive Officer in September 2013 until his resignation from EGI in August 2014. Previously, Mr. Monteleone worked for Banc of America Securities LLC from 2006 to 2008 where he was involved in a variety of debt capital raising transactions, including leveraged buyouts, corporate-to-corporate acquisitions and other debt financing activities. At EGI, he was responsible for evaluating potential new investments and monitoring existing investments. In addition to our Board, Mr. Monteleone serves on the Board of Directors for the following privately held companies: Wapiti Oil and Gas, LLC and Kuwait Energy Company. Mr. Monteleone graduated Magna Cum Laude from Vanderbilt University with a bachelor's degree. Mr. Monteleone brings to the board investment banking experience and expertise with mergers and acquisitions, which assists us with the evaluation of potential investments and acquisition opportunities.

William C. Pate has served as our President and Chief Executive Officer since October 2015 and as a member of our Board of Directors since December 2014. Mr. Pate was previously Co-President of Equity Group Investments, a division of Chai Trust Company, LLC ("EGI"). Mr. Pate had been employed by EGI or its predecessors in various capacities since 1994. Mr. Pate has served as a director of Covanta Holding Corporation, a publicly held international owner/operator of energy-from-waste and power generation facilities ("Covanta"), since 1999 and is the Chair of the Finance Committee of the Board of Directors of Covanta and is also a member of the Audit Committee and the Public Policy and Technology Committee of the Board of Directors of Covanta. Mr. Pate has announced he will not stand for re-election to the Covanta Board of Directors. He was the Chairman of the Board of Directors of Covanta from October 2004 through September 2005. Mr. Pate has previously served on the boards of directors of Exterran Holdings, Inc., Adams Respiratory Therapeutics, MiddleBrook Pharmaceuticals and CNA Surety Corp., as well as those of several private companies associated with EGI. Mr. Pate began his professional career at The First Boston Corporation as a financial analyst in the natural resources mergers and acquisitions group. Subsequently, he was employed as an associate at The Blackstone Group where he worked on private equity investments and merger advisory assignments. Mr. Pate holds a Juris Doctorate degree from the University of Chicago Law School and a Bachelor of Arts degree from Harvard College. Mr. Pate brings to the Board familiarity with all aspects of capital markets, financial transactions and investing in a range of businesses across domestic and international markets. His experience as a board member of other public and private companies provides additional perspective on governance issues.

Director Independence
The listing standards of the NYSE MKT require that our Board of Directors be comprised of at least a majority of independent directors. For a director to be considered independent under those standards, the Board must affirmatively determine that the director does not have any material relationship with us.
Based on these standards, our Board of Directors has affirmatively determined that Melvyn N. Klein, Robert S. Silberman, Curtis V. Anastasio, Timothy Clossey, L. Melvin Cooper, and Walter A. Dods, Jr. are independent. Messrs. Anastasio, Clossey, Cooper and Dods have no relationship with us except as directors and stockholders, and Messrs. Klein and Silberman have only the additional relationships described below. In determining the independence of Messrs. Klein and Silberman, the Board engaged in the following analysis.

Mr. Silberman is a Managing Director of EGI. EGI is affiliated with ZCOF Par Petroleum Holdings, L.L.C., Zell Credit Opportunities Master Fund, L.P., and EGI Investors L.L.C., beneficial owners of approximately 30.9% of our common stock as of April 6, 2016, as described under "Security Ownership of Certain Beneficial Owners." Additionally, certain affiliates of EGI were lenders under our delayed draw term loan credit agreement. Mr. Silberman is also a director of Covanta, which may be an affiliate of Chai Trust. The Board reviewed the independence of Mr. Silberman. In particular, the Board reviewed payments made by us to ZCOF Par Petroleum Holdings, L.L.C., Zell Credit Opportunities Master Fund, L.P., and EGI Investors, L.L.C. or their affiliates within the past three years, and Mr. Silberman’s role in EGI. The Board determined that these relationships do not interfere with Mr. Silberman's independent and objective oversight of Par's management or promotion of management’s accountability to Par’s stockholders or with his exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman qualifies as an independent director under applicable SEC rules and regulations and NYSE MKT listing standards.

The Board also reviewed the grants on October 12, 2015 of 150,000 stock options to each of Messrs. Klein and Silberman as compensation for board service, and noted that certain directors, including Mr. Klein, have direct and indirect relationships with entities with other directors of the company. The Board determined that these relationships do not interfere with Mr. Silberman or Mr. Klein's independent and objective oversight of Par's management or promotion of management’s accountability to Par’s stockholders or with his exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman and Mr. Klein each qualifies as an independent director under applicable SEC rules and regulations and NYSE MKT listing standards.

 Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes that it should be free to choose the Chairman of the Board in any way that seems best for Par at any given period of time. Therefore, our Board of Directors does not have a policy regarding whether the role of the CEO and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.

As set forth in our Corporate Governance Guidelines, our Board of Directors is responsible for the oversight of the company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls, tax strategy, and hedging), and also oversees compliance with our Code of Business Conduct and Ethics and with applicable laws and regulations. The Compensation Committee oversees compliance with our compensation plans, and the Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles. Each of the committees report to the Board regarding the areas of risk they oversee.

Communicating with our Board of Directors

Stockholders and other parties interested in communicating directly with the non-employee members of our Board of Directors may do so by writing to: Corporate Secretary, c/o Par Pacific Holdings, Inc., One Memorial Plaza, 800 Gessner Road, Suite 875, Houston, Texas 77024. The Board maintains a process for handling letters received by Par and addressed to non-employee members of the Board. Under that process, our Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is threatening or illegal, uses profane language or is similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. All of the then-current members of the Board of Directors attended our 2015 annual meeting of stockholders.

Board and Committee Activity, Structure and Compensation
During 2015, our Board of Directors held 9 meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they served. The Board has adopted committee charters and Corporate Governance Guidelines that, among other matters, describe the responsibilities and certain qualifications of our directors. Our committee charters and Corporate Governance Guidelines are available on our website at www.parpacific.com. Copies may also be obtained by writing to our Corporate Secretary at our principal executive offices. There are currently four standing committees of the Board: the Audit Committee, the Compensation Committee, the Executive Committee, and the Nominating and Corporate Governance Committee. Committee membership and the functions of those committees are described below. In accordance with applicable SEC rules and regulations and NYSE MKT listing standards, all of the directors who serve on the Audit, Compensation or Nominating and Corporate Governance Committees have been determined by the Board, in its business judgment, to be “independent” from the company and its management. The chart below identifies directors who were members of each committee at the end of 2015, the number of meetings held by each committee during the year and the chairs of each committee:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Melvyn N. Klein (Chairman)			X	C
Robert S. Silberman (Vice Chairman)		C	C	X
Curtis V. Anastasio	C, FE			X
Timothy Clossey	X	X
L. Melvin Cooper	X, FE		X
Walter A. Dods, Jr.		X
Joseph Israel
William Monteleone
William C. Pate				X
2015 Meetings	Six	Six	Four	Two

_________________________________________________________
C = Committee Chair
FE = Financial Expert
X = Committee Member

Audit Committee. The current members of the Audit Committee are Curtis V. Anastasio (Chairman), L. Melvin Cooper and Timothy Clossey, and the committee met six times during 2015. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE MKT and the rules of the SEC, and that Messrs. Anastasio and Cooper are audit committee financial experts under the rules of the SEC. The committee operates under a written charter adopted by our Board of Directors. The committee assists the Board in overseeing (i) the integrity of Par’s financial statements, (ii) Par’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of Par’s internal auditors (or other personnel responsible for the internal audit function) and Par’s independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent registered public accounting firm and the financial management of Par. The committee has the sole authority to select, evaluate, appoint or replace the independent registered public accounting firm and has the sole authority to approve all audit engagement fees and terms. The committee pre-approves all permitted non-auditing services to be provided by the independent auditors; discusses with management and the independent auditors our financial statements and any disclosures and SEC filings relating thereto; reviews the integrity of our financial reporting process; establishes policies for the hiring of employees or former employees of the independent registered public accounting firm; and investigates any matters pertaining to the integrity of management.

Compensation Committee. The current members of the Compensation Committee are Robert S. Silberman (Chairman), Walter A. Dods, Jr. and Timothy Clossey, and the committee met six times during 2015. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE MKT and the rules of the SEC. Each of the members of the committee is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"). The committee operates under a written charter under which the committee, among other things, has the following authority: (i) to review and approve Par's goals relating to the chief executive officer’s compensation, evaluate the chief executive officer’s performance under those goals and set the chief executive officer’s compensation; (ii) to evaluate, review and approve the compensation structure and process for our other officers and the officers of our subsidiaries; (iii) to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans; (iv) to engage independent advisors to assist the members of the committee in carrying out their duties; and (v) to recommend inclusion of the Compensation Discussion and Analysis in this proxy statement or our Annual Report on Form 10-K, as applicable.

Compensation Committee Interlocks and Insider Participation

Robert S. Silberman, Timothy Clossey, Walter A. Dods, Jr., L. Melvin Cooper, Jake Mercer and Melvin N. Klein served on the Compensation Committee in 2015. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Executive Committee. The current members of the Executive Committee are Melvyn N. Klein (Chairman), Curtis V. Anastasio, William C. Pate and Robert S. Silberman, and the committee met twice during 2015. The committee operates under a written charter adopted by the Board. The committee is responsible for exercising the powers and duties of the Board between Board meetings and while the Board is not in session, and implementing the policy decisions of the Board, but does not have the authority to approve certain actions on behalf of the Board, including (i) filling vacancies or changing membership of the Board or any of its committees, (ii) changing the size of the Board or any of its committees, (iii) electing or removing elected officers or directors or changing their compensation, (iv) amending our certificate of incorporation or bylaws, (v) adopting an agreement providing for the merger or consolidation of Par or recommending to the stockholders the sale, lease or exchange of all or substantially all of Par’s property and assets, (vi) recommending to the stockholders a dissolution of Par or a revocation of a dissolution, (vii) declaring a dividend, authorizing the issuance of stock (except pursuant to specific authorization by the Board), (viii) those matters which are expressly delegated to another committee of the Board, or

(ix) matters which, under the General Corporation Law of the State of Delaware, our certificate of incorporation or our bylaws cannot be delegated by the Board to a committee of the Board.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Robert S. Silberman (Chairman), Melyvn N. Klein and L. Melvin Cooper. The committee met four times during 2015. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE MKT and the rules of the SEC. The committee operates under a written charter adopted by the Board. The committee is responsible for determining the qualifications, skills and other expertise required to be a director, identifying and recommending qualified candidates to the Board for nomination as members of the Board, recommending to the Board the corporate governance principles applicable to Par, and leading the Board in its annual self-evaluations and recommends nominees to serve on each committee of the Board. The committee, among other things, has the authority to evaluate candidates for the position of director, retain and terminate any search firm used to identify director candidates and review and reassess the adequacy of our corporate governance procedures.

Director Nominations Process. In identifying candidates for positions on the Board, the Nominating and Corporate Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2015, we did not use any search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.

The committee does not set specific minimum qualifications for director positions. Instead, the committee believes that nominations for election or re-election to the Board should be based on a particular candidate's merits and our needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the committee considers an individual's skills, diversity, independence from us, experience in areas that address the needs of the Board, and ability to devote adequate time to Board duties. The committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the company are identified and, unless such individuals are well known to the Board, they are interviewed and further evaluated by the committee. Candidates selected by the committee are then recommended to the full Board. After the Board approves a candidate, the Chair of the committee extends an invitation to the candidate to join the Board.

Previously, pursuant to a stockholders agreement, certain of our stockholders had the right to designate members of the Board. Pursuant to that agreement, Messrs. Monteleone and Silberman were the designees of Zell Credit Opportunities Fund, L.P. (“ZCOF”) and its affiliates, and Messrs. Cooper and Mercer were the designees of Whitebox Advisors, LLC (“Whitebox”) and its affiliates. All other candidates standing for election were the designees of our Board or a committee of our Board under that agreement, other than Mr. Dods. The agreement was terminated as of April 7, 2015.

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. We do not have a formal policy concerning stockholder nominations of individuals to stand for election to the Board, other than the provisions contained in our bylaws. Since our emergence from bankruptcy and except as provided by our stockholders agreement, which was terminated as of April 7, 2015, we have not received any recommendations from stockholders requesting that the Board consider a candidate for inclusion among the slate of nominees in any year, and therefore we believe that no formal policy, in addition to the provisions contained in our bylaws, concerning stockholder recommendations is needed.

Our bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than 100 days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the meeting was made. To be in proper written form, a stockholder’s notice regarding nominations of persons for election to the Board must set forth (a) as to each proposed nominee, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by the nominee and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, (ii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Compensation of Directors. Our three employee directors are not separately compensated for their service as directors. Our non-employee directors receive an annual cash retainer of $62,500 and an annual retainer of $62,500 paid in common stock, provided that the non-employee directors may elect, at their option, to increase the stock component of the retainer with a corresponding reduction in the cash component of the retainer. Our Chairman receives total annual compensation of $200,000, with $100,000 in cash and $100,000 in common stock. The cash component of the retainer is paid quarterly and the stock component is paid quarterly at the beginning of the period to which the compensation relates in grants of restricted stock with a one-year vesting schedule from the date of grant. In addition, the Chairman of the Audit Committee receives an additional annual retainer of $20,000 and the members of the Audit Committee (other than the Chairman) receive an annual retainer of $7,000, such retainers paid quarterly in cash. The Chairman of the Compensation Committee receives an annual retainer of $15,000 and the Chairman of the Nominating and Corporate Governance Committee receives an annual retainer of $5,000. There are no fees for the members of any other committee or for attendance at meetings. Non-employee directors are also eligible to participate in the Stock Purchase Plan (the “SPP”) and the Par Petroleum Corporation Directors’ Deferred Compensation Plan, which is an unfunded compensation plan allowing non-employee directors to defer the payment of compensation to a future date. See “Stock Purchase Plan” below for a summary of the material terms of the SPP.

The following table sets forth a summary of the compensation that we paid to our non-employee directors in 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Melvyn N. Klein (2) (3)	$102,500	$139,986	$114,988	$357,474
Curtis V. Anastasio	$172,500	$78,120	$—	$250,620
Timothy Clossey (3)	$23,125	$209,374	$211,020	$443,519
L. Melvin Cooper	$76,250	$62,502	$—	$138,752
Jake Mercer (4)	$—	$78,264	$—	$78,264
William C. Pate (5)	$65,000	$46,882	$—	$111,882
Robert S. Silberman (2)	$81,250	$62,502	$—	$143,752
Walter A. Dods, Jr. (3) (6)	$31,250	$231,252	$431,423	$693,925

_________________________________________________________

(1)
These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC 718), of awards pursuant to the 2012 Long Term Incentive Plan. Assumptions used in the calculation of these amounts are included in “Note 15– Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2015 included in our 2015 Annual Report on Form 10-K filed with the SEC on March 3, 2016. As of December 31, 2015, Messrs. Klein, Anastasio, Clossey, Cooper, Pate, Silberman, and Dods had 7,157, 4,854, 7,512, 3,204, 6,485, 6,485 and 10,153 shares of restricted stock outstanding, respectively. As of December 31, 2015, Messrs. Klein, Anastasio, Clossey, Pate, Silberman, and Dods had 165,291, 167,123, 22,666, 786,454, 186,454, and 45,270 stock options outstanding, respectively, including grants of stock options subject to shareholder approval.

(2)
Messrs. Klein and Silberman each received grants of 150,000 stock options on October 12, 2015 in recognition of time spent and duties performed by the Chairman and Vice-Chairman of the Board, respectively, in connection with Par's transition to Par Pacific Holdings, Inc. and in respect of future acquisitions and related transactions. The stock options are subject to shareholder approval and therefore have not yet been valued under ASC 718. These options will vest ratably over a 3-year period on October

12, 2016, 2017 and 2018 with 100% accelerated vesting for certain events such as a change in control of the company.

(3)
Mr. Klein was granted 2,031 shares of restricted stock ($39,990) and 15,291 stock options ($114,988) on September 10, 2015 in connection with his participation in the SPP. Mr. Dods was granted 8,569 shares of restricted stock ($200,000) and 45,270 stock options ($431,423) on December 3, 2015 in connection with his participation in the SPP. Mr. Clossey was granted 4,308 shares of restricted stock ($99,989) and 22,666 stock options ($211,020) on December 14, 2015 in connection with his participation in the SPP. These awards will each vest ratably over a two-year period on each anniversary of the date of grant with 100% accelerated vesting for certain events such as a change in control of the company.

(4)	Mr. Mercer resigned from the Board effective as of June 3, 2015.

(5)
Mr. Pate was a non-employee director until October 20, 2015, when he joined the company as its President and Chief Executive Officer. Amounts only include compensation earned by Mr. Pate as a non-employee director.

(6)	Mr. Dods joined the Board on June 3, 2015.

Vote Required

The nine nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. As a result, broker non-votes and abstentions will not be counted in determining which nominees received the largest number of votes cast. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.

Board Recommendation

Our Board of Directors recommends a vote “FOR” all nine nominees to the Board.

Proposal 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2016. Deloitte & Touche has served as our independent registered public accounting firm since December 6, 2013. We are asking the stockholders to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Deloitte & Touche was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in Par’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Deloitte & Touche. Representatives of Deloitte & Touche plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

Audit Fees

The following table sets forth the fees incurred by us in fiscal years 2014 and 2015 for services performed by Deloitte & Touche LLP:

	2014	2015
Audit Fees(1)	$1,651,710	$2,026,758
Audit Related Fees(2)	75,750	155,817
Tax Fees(3)	—	—
All Other Fees(4)	302,013	4,500
Total Fees	$2,029,473	$2,187,075

(1)
Audit fees are fees paid to Deloitte & Touche LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Audit related fees are fees paid to Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

(3)
Tax fees are fees paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.

(4)
Other fees paid to Deloitte & Touche LLP for the fiscal year ended December 31, 2014 include $257,962 for information technology advisory services, $40,000 for a network penetration study and $4,051 for a subscription to an accounting research tool. Other fees for the fiscal year ended December 31, 2015 include fees for a subscription to an accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of
Independent Registered Public Accounting Firm

Our independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may our independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of us while not impairing its independence. Our Audit Committee must pre-approve permissible non-audit services. During each of the periods ended in fiscal years 2015 and 2014, our Audit Committee approved 100% of the non-audit services provided to us by our independent registered public accounting firm.

Audit Committee Report

The Audit Committee assists our Board of Directors in overseeing (i) the integrity of Par’s financial statements, (ii) Par’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of Par’s internal auditors (or other personnel responsible for the internal audit function) and Par’s independent registered public accounting firm. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent registered public accounting firm and the financial management of Par. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Par. The independent registered public accounting firm reports directly to the committee.

Management is responsible for the preparation, presentation, and integrity of Par’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Par’s system of internal control over financial reporting. Par’s independent auditor, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of Par’s internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of Par’s independent auditor.

The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor, with and without management present, to discuss the independent auditor’s opinion about the effectiveness of Par’s internal control over financial reporting. The committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of Par’s consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB").

Our independent auditor also provided to the committee the written disclosures and the letter required by applicable standards of the PCAOB regarding the independent auditor’s communications with the committee concerning independence, and the committee discussed with the independent auditor its independence. When considering Deloitte & Touche’s independence, the committee considered the non-audit services provided to Par by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.

The committee has reviewed and discussed Par’s audited consolidated financial statements for the fiscal year ended December 31, 2015 with management and Deloitte & Touche. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that Par’s audited consolidated financial statements be included in Par’s Annual Report on Form 10-K as filed with the SEC.

AUDIT COMMITTEE

Curtis V. Anastasio, Chairman
Timothy Clossey
L. Melvin Cooper

Vote Required

The approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of Deloitte & Touche LLP, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Proposal 3

PROPOSAL TO APPROVE THE AMENDED AND RESTATED PAR PACIFIC HOLDINGS, INC.
2012 LONG-TERM INCENTIVE PLAN

In February 2016, the Board, upon the recommendation of the Compensation Committee (the “Committee”), unanimously approved and adopted the Amended and Restated Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan, a copy of which is attached hereto as Appendix A and is incorporated by reference herein (the “Updated 2012 LTIP”), subject to the approval of our stockholders. The Updated 2012 LTIP amends and restates the company’s 2012 Long-Term Incentive Plan (the “Original Plan”). The Updated 2012 LTIP: (i) authorizes an additional 2,400,000 shares to be available for issuance with respect to awards under the Updated 2012 LTIP, (ii) authorizes the payment of certain cash awards under the Updated 2012 LTIP, (iii) updates and revises the company’s performance goals under Section 162(m) Internal Revenue Code of 1986, as amended (the “Tax Code”), and makes (iv) makes other nonmaterial revisions.

The Original Plan was established and adopted by the Board effective as of December 20, 2012 (the “Effective Date”) and amended effective as of November 4, 2015, subject to stockholder approval, to authorize an additional 2,400,000 shares to be available for issuance with respect to awards (the “Amendment”). The Original Plan, including the Amendment, was amended and restated as the Updated 2012 LTIP, by the Board effective as of February 16, 2016 subject to stockholder approval. Approval by the stockholders of the Updated 2012 LTIP includes approval of the Amendment by the stockholders.
The Committee and our Board believe that the Updated 2012 LTIP is integral to our compensation strategy. By increasing the aggregate number of shares that may be issued with respect to awards under the Updated 2012 LTIP, the company will have the flexibility that we need to keep pace with our competitors and to effectively recruit, motivate and retain the caliber of employees and directors essential for our success, including employee and director retention in connection with our acquisition strategy. While we are cognizant of the potential dilutive effect of compensatory share awards, we also recognize the significant motivational, retention and performance benefits that are achieved from making awards under the Updated 2012 LTIP.
The Original Plan, when adopted, authorized 1,600,000 shares of common stock for issuance (as adjusted for a subsequent reverse stock split). If approved by our stockholders, a total of 4,000,000 shares of common stock will be authorized for issuance under the Updated 2012 LTIP. As of April 6, 2016, awards representing 2,705,976 shares of common stock are outstanding pursuant to the Updated LTIP. Of this amount, (i) 1,742,785 shares are subject to outstanding options to purchase shares of our common stock at an average weighted exercise price of $20.13 per share and a weighted average contractual term of 4.2 years, including 1,101,543 million options to purchase shares of common stock that are subject to shareholder approval, and (ii) 963,191 shares representing restricted stock or restricted stock units. The company has not previously sought approval by stockholders of an increase in the amount of shares available for issuance under the Original Plan.
Description of the Updated 2012 LTIP

The description of the Updated 2012 LTIP set forth below is a summary of the material features of the Updated 2012 LTIP. This summary, however, does not purport to be a complete description of all the provisions of the Updated 2012 LTIP. The summary is qualified in its entirety by reference to the Updated 2012 LTIP, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.
Highlights of the Updated 2012 LTIP
The Board recommends that our stockholders approve the Updated 2012 LTIP because it believes that employee and nonemployee director ownership in the company serves the best interests of all stockholders by promoting a focus on long-term increase in stockholder value. The Updated 2012 LTIP includes a number of provisions that we believe promote best practices by reinforcing the alignment of equity compensation arrangements for nonemployee directors, officers, and employees and stockholders’ interests. These provisions include, but are not limited to, the following:
No Discounted Awards. Awards that have an exercise price cannot be granted with an exercise price less than the fair market value on the grant date.

No Repricing Without Stockholder Approval. We cannot, without stockholder approval, reduce the exercise price of an award (except for adjustments in connection with a company recapitalization), and at any time when the exercise price of an award is above the market value of our common stock, we cannot, without stockholder approval, cancel and re-grant or exchange such award for cash, other awards or a new award at a lower (or no) exercise price.
No Evergreen Provision. There is no evergreen feature under which the shares of common stock authorized for issuance under the Updated 2012 LTIP can be automatically replenished.
No Automatic Grants. The Updated 2012 LTIP does not provide for “reload” or other automatic grants to recipients.
No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Committee.
No Tax Gross-Ups. The Updated 2012 LTIP does not provide for any tax gross-ups.
Minimum Vesting requirements. Subject to certain limited exceptions, awards under the Updated 2012 LTIP will be subject to a minimum vesting period of one year.
No liberal change-in-control definition. The change-in-control definition contained in the Updated 2012 LTIP is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.
“Double-trigger” change in control vesting. If awards granted under the Updated 2012 LTIP are assumed by a successor in connection with a change in control of the company, such awards will not automatically vest and pay out solely as a result of the change in control.
Limitation on amendments. No amendments to the Updated 2012 LTIP may be made without stockholder approval if any such amendment would materially increase the number of shares reserved or the per-participant award limitations under the Updated 2012 LTIP, diminish the prohibitions on repricing stock options or stock appreciation rights, or otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of the principal exchange on which the company’s shares are traded.
Administered by an independent committee. The Updated 2012 LTIP will be administered by the Committee, which is comprised entirely of independent directors. See page 9 for more information about the Committee.
Clawbacks. Awards based on the satisfaction of financial metrics that are subsequently reversed, due to a financial statement restatement or reclassification, are subject to forfeiture.
Shares Subject to the Updated 2012 LTIP
If the Updated 2012 LTIP is approved by our stockholders, the maximum number of shares of common stock that may be issued with respect to awards under the Updated 2012 LTIP will be 4,000,000. To the extent that an award terminates or is canceled prior to the vesting of the award (or if an award is forfeited), the shares subject to the award may be used again with respect to new awards granted under the Updated 2012 LTIP.
Administration
The Updated 2012 LTIP will continue to be administered by the Committee. The Committee has the full authority, subject to the terms of the Updated 2012 LTIP, to establish, amend, suspend, or waive such restrictions and conditions as it shall deem appropriate for the proper administration of the Updated 2012 LTIP, to designate participants under the Updated 2012 LTIP, to determine the number of shares subject to awards, to determine the type or types of awards to be granted to a participant, and to determine the terms and conditions of any award. The Committee may, however, authorize any one or more of its members or an officer of the company to execute and deliver documents on behalf of the Committee, or delegate to an officer the authority to make certain decisions under the Updated 2012 LTIP.

Eligibility
All employees, consultants, and directors of the company and its affiliates that perform services for us are eligible to be granted awards under the Updated 2012 LTIP. The selection of which eligible individuals will receive awards is within the sole discretion of the Committee.
Term of the Updated 2012 LTIP
The term of the Updated 2012 LTIP will expire on the earlier of (1) the date it is terminated by our Board; (2) the date all shares available for issuance under the Updated 2012 LTIP have been issued and all restrictions on such shares under the Updated 2012 LTIP have lapsed; and (3) December 20, 2022; provided, however, that with respect to any award tied to the additional 2,400,000 shares added pursuant to the Updated 2012 LTIP, those awards will be granted on or before November 5, 2025.
Limitations on Awards Granted to Recipient
No recipient may be granted options or stock appreciation rights (i) during any calendar year prior to December 31, 2015 with respect to more than 3,500,000 shares of common stock, and (ii) during any calendar year beginning after January 1, 2016, with respect to 350,000 shares. No recipient may be granted restricted stock awards, restricted stock unit awards, performance awards or other stock-based awards that are denominated in shares of common stock during any calendar year with respect to more than 250,000 shares of common stock. The maximum aggregate cash payout (including restricted stock units, stock appreciation rights, performance awards, other stock-based awards paid out in cash or cash awards) that may be made to any Participant with respect to awards granted (i) during any calendar year prior to December 31, 2015 shall be $8,000,000 and (ii) during any calendar year beginning after January 1, 2016, shall be $2,500,000. With respect to any option or stock appreciation right granted to a participant that is canceled, the number of shares of common stock subject to such option or stock appreciation right shall continue to count against the maximum number of shares of common stock that may be the subject of options or stock appreciation right granted to such participant hereunder to the extent such is required in accordance with Section 162(m) of the Tax Code.
In addition, no director of the company, except the chairman and the vice chairman of the Board, may be granted awards with an aggregate grant date value in excess of $375,000 in any calendar year. Such limitation does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Director.
Awards
The Updated 2012 LTIP is broad-based and flexible, providing for awards to be made in the form of (a) restricted stock and restricted stock units, (b) incentive stock options, which are intended to qualify under Section 422 of the Tax Code, (c) non-qualified stock options, which are not intended to qualify under Section 422 of the Tax Code, (d) stock appreciation rights, (e) performance awards, (f) performance shares, (g) performance units or (f) other stock-based awards that relate to or serve a similar function to the awards described above. Awards may be made on a standalone, combination or tandem basis. Additional information about some of the awards is set forth below.
Awards of Restricted Common Stock Awards and Restricted Stock Units. Awards of restricted common stock are shares of common stock awarded to the recipient, all or a portion of which are subject to a restriction period set by the Committee during which restriction period the recipient shall not be permitted to sell, transfer or pledge the restricted common stock. Restricted stock units are notional accounts that are valued solely by reference to shares of common stock, subject to a restriction period set by the Committee and payable in common stock, cash or a combination thereof. The restriction period for both restricted stock and restricted stock units may be based on period of service, performance of the recipient or the company, subsidiary, division or department for which the recipient is employed or such other factors as the Committee may determine.
Rights as a Stockholder. The award agreement may provide that a recipient of restricted common stock will possess all of the rights of a holder of common stock of the company, including the right to vote and receive dividends (subject to forfeiture). The recipient of restricted stock units shall not have any of the rights of a stockholder of the company; the Committee shall be entitled to specify with respect to any restricted stock unit award that upon the payment of a dividend by the company, the company will hold in escrow an amount in cash equal to the dividend that would have been paid on the restricted stock units had they been converted into the same number of shares of common stock and held by the recipient on that date. Upon adjustment and vesting of the restricted stock unit, any cash payment due with respect to such dividends shall be made to the recipient.
Termination of Employment or Director Relationship. Generally, upon termination of employment or a director relationship for any reason during the restricted period, the recipient will forfeit the right to the shares of restricted common stock to the extent that the applicable restrictions have not lapsed at the time of such termination.
Common Stock Options
Types. Common stock options may be granted under the Updated 2012 LTIP to directors in the form of nonqualified stock options and to employees in the form of incentive stock options or nonqualified stock options.
Exercise Price. The per share exercise price for shares underlying common stock options will be determined by the Committee, provided that the exercise price must be at least equal to 100% of the fair market value per share of common stock on the date of grant. In the case of an incentive stock option granted to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the company, the per share exercise price must be at least equal to 110% of the fair market value per share of common stock on the date of grant.
Term of Option; Vesting. The term during which a common stock option may be exercised will be determined by the Committee, provided that no common stock option will be exercisable more than ten (10) years from the date of grant. In the case of an incentive stock option granted to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the company or its subsidiaries, the term of such common stock option may not be more than five (5) years. The Committee has full authority, subject to the terms of the Updated 2012 LTIP, to determine the vesting period or limitation or waiting period with respect to any common stock option granted to a participant or the shares purchased upon exercise of such option; provided, however, that such vesting restriction or limitation or waiting period shall not be less than one (1) year. In addition, the Committee may, for any reason, accelerate the exercisability of any common stock option.
Other Awards
Stock Appreciation Rights. The Committee may grant to an employee or a director a right to receive the excess of the fair market value of shares of the company’s common stock on the date the stock appreciation right is exercised over the fair market value of such shares on the date the stock appreciation right was granted. Such spread may, in the sole discretion of the Committee, be paid in cash or common stock or a combination of both.
Performance Awards. The Committee may grant performance awards to employees based on the performance of a recipient over a specified period. Such performance awards may be awarded contingent upon future performance of the company or its affiliates or subsidiaries during that period. A performance award may be in the form of common stock (or cash in an amount equal to the fair market value thereof) or the right to receive an amount equal to the appreciation, if any, in the fair market value of common stock over a specified period. Performance awards may be paid, in the Committee’s discretion, in cash or stock or some combination thereof. Each performance award will have a maximum value established by the Committee at the time the award is made. Unless otherwise provided in an award or by the Committee, performance awards terminate if the recipient does not remain an employee or director of the company, or its affiliates or subsidiaries, at all times during the applicable performance period.
Other Stock-Based Awards. The Committee may, in its discretion, grant other stock-based awards that are related to or serve a similar function to the awards described above.
Cash Awards. The Committee may, in its discretion, grant a cash award, which is an award to be settled only in cash, pursuant to an award agreement to any participant. The award agreement shall specify the vesting schedule for the cash award. The Committee, in its discretion may condition vesting on the satisfaction of performance goals. The terms of a cash award need not be the same with respect to each participant and need not relate to the fair market value of a share of stock.
Material Terms of Performance Goals for Qualified Performance-Based Compensation
Under Section 162(m) of the Tax Code, in order for the company to deduct compensation in excess of $1,000,000 that is paid in any year to any “covered employee,” such compensation must be treated as “qualified performance-based,” within the meaning of Section 162(m) of the Tax Code. A “covered employee” is defined under Section 162(m) of the Tax Code as a company’s principal executive officer or any of such company’s three other most highly compensated executive officers named in the proxy statement (other than the principal executive officer or principal financial officer). Section 8.2(c) of the Updated 2012 LTIP sets forth the procedures the Committee should follow to avoid the deductibility limitations of Section 162(m) of the Tax Code when making long-term incentive performance awards under the Updated 2012 LTIP to current covered employees and employees whom the Committee anticipates may become covered employees between the time of grant and payment of the award. However, there can be no guarantee that amounts payable under the Updated 2012 LTIP will be treated as “qualified performance-based” compensation and the company reserves the flexibility to pay nondeductible compensation when necessary to achieve our compensation objectives.
Among other things, in order for an award under Section 8.2(c) of the Updated 2012 LTIP to be treated as “qualified performance-based” compensation that is not subject to the $1,000,000 cap, stockholder approval of the material terms of the performance goals is required at least every five (5) years. The material terms include the employees eligible to receive the compensation, a description of the performance criteria and the maximum amount of compensation that may be paid to any one employee. A description of the material terms for qualified performance-based compensation in the Updated 2012 LTIP follows.
Employees Eligible to Receive Compensation. A performance-based award under the Updated 2012 LTIP may be granted to employees (including officers) of the company, its subsidiaries and affiliates. In addition, a performance-based award may be granted to a person who is offered employment by the company or a subsidiary or affiliate of the company, provided that such award shall be immediately forfeited if such person does not accept such offer of employment within an established time period.
Performance Criteria. When making an award under the Updated 2012 LTIP, the Committee may designate the award as “qualified performance-based compensation,” which means that performance criteria must be satisfied in order for an employee to be paid the award. Qualified performance-based compensation may be made in the form of restricted common stock, restricted stock units, common stock options, performance shares, performance units or other stock equivalents. Section 8.2(c) of the Updated 2012 LTIP includes the performance criteria the Committee has adopted, subject to stockholder approval, for a “qualified performance-based compensation” award, which shall consist of objective tests based on one or more of the following: (A) pre-tax or after tax profit levels, including: earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; (B) total stockholder return; (C) return on assets, equity, capital or investment; (D) cash flow and cash flow return on investment; (E) cash from operating activities; (F) revenues; (G) financial return ratios; (H) profit returns and margins; (I) stock price; (J) stock price compared to a peer group of companies; (K) working capital; (L) selling, general and administrative expenses; (M) discounted cash flows; (N) productivity; (O) expense targets; (P) market share; (Q) cost control measures; (R) strategic initiatives; (S) economic value added and economic profit; (T) growth in earnings per share; (U) reserves added; (V)measures of customer satisfaction and customer service (W) changes between years or periods that are determined with respect to any of the above listed performance criteria; (X) net present value; and (Y) economic profit.
The Committee may establish performance goals applicable to awards based upon criteria in one or more of the following categories: (i) performance of the company as a whole, (ii) performance of a segment of the company’s business, and (iii) individual performance. Performance criteria for the company must relate to the achievement of predetermined financial, operational or strategic objectives for the company and its subsidiaries. Performance criteria for a segment of the company’s business must relate to the achievement of financial, operational or strategic objectives of the segment for which the participant is accountable. In order to qualify as performance-based under Section 162(m) of the Tax Code, the performance criteria will be established before 25% of the performance period has elapsed and will not be subject to change (although future awards may be based on different performance criteria). The performance periods may extend over one to five calendar years, and may overlap one another, although no two performance periods may consist solely of the same calendar years. Individual performance criteria will relate to a participant’s overall performance, taking into account, among other measures of performance, the attainment of individual goals and objectives. The performance goals may differ among participants and shall be established in accordance with Section 162(m) of the Tax Code.
Other Provisions
Withholding Obligations. The company may take such steps as are considered necessary or appropriate for the withholding of any federal, state, local or foreign taxes of any kind that the company is required by any law or regulation of any governmental authority to withhold in connection with any award under the Updated 2012 LTIP, including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of shares of common stock to be issued under the Updated 2012 LTIP, until such time as the recipient has paid the company for any amount the company is required to withhold with respect to taxes. Unless otherwise determined by the Committee, withholding obligations may be settled with vested common stock, including vested common stock that is part of the award that gives rise to the withholding requirement. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settlement of withholding obligations with vested common stock.
Adjustments
The Committee will make appropriate adjustments in the event of any stock dividend or extraordinary cash dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the company.
Termination or Amendment
The Committee may terminate or amend the Updated 2012 LTIP at any time; provided, however, that shareholder approval will be obtained for any amendment to the Updated 2012 LTIP to the extent necessary to comply with any applicable law, regulation or securities exchange rule. The Committee may also amend any outstanding award made under the Updated 2012 LTIP, provided that no change in any outstanding award may be made that would materially reduce the rights or benefits of the participant without the consent of the affected participant.
Certain United States Federal Income Tax Consequences
The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the making, exercise and vesting of awards under the Updated 2012 LTIP and the subsequent sale of common stock acquired under the Updated 2012 LTIP. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.
Nonstatutory Stock Options
There will be no federal income tax consequences to the optionee or to the company upon the grant of a stock option under the Updated 2012 LTIP. When the optionee exercises a stock option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise over the exercise price, and the company expects that it will be allowed a corresponding deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
Incentive Stock Options
Generally, a participant will not recognize any income for federal income tax purposes at the time an incentive stock option is granted, or on the qualified exercise of an incentive option, but instead will recognize capital gain or loss upon the subsequent sale of shares acquired in a qualified exercise. The exercise of an incentive option is qualified if an optionee does not dispose of the shares acquired by such exercise within two (2) years after the incentive option grant date and one (1) year after the exercise date. We are not entitled to a tax deduction as a result of the grant or the exercise of qualified exercise of an incentive option.
Stock Appreciation Rights
A participant receiving a stock appreciation right will not recognize income, and the company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and the company expects that it will be allowed a corresponding federal income tax deduction at that time.
Restricted Stock
Unless a participant makes an election to accelerate recognition of income to the date of grant as described below, the participant will not recognize income, and the company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is subject to restrictions on transfer and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Tax Code. If the participant files an election under Section 83(b) of the Tax Code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Tax Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Section 83(b) election. To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the company unless the participant has made a Section 83(b) election, in which case the dividends will thereafter be taxable to the participant as dividends and will not be deductible by the company.
Stock Units
A participant will not recognize income, and the company will not be allowed a tax deduction, at the time a stock unit award is granted. Stock unit awards are made in the form of restricted stock units. Upon receipt of shares of common stock (or the equivalent value in cash) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date, and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Tax Code.
Cash-Based Awards
A participant will not recognize income, and the company will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Tax Code.
Section 409A
If an award is subject to Section 409A of the Tax Code (which relates to nonqualified deferred compensation plans), and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. All awards that comply with the terms of the Updated 2012 LTIP, however, are intended to be exempt from the application of Section 409A of the Tax Code or meet the requirements of Section 409A in order to avoid such early taxation and penalties.
Tax Withholding
The company has the right to deduct or withhold, or require a participant to remit to the company, an amount sufficient to satisfy the company’s federal, state and local tax withholding obligations (including employment taxes) imposed by law with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Updated 2012 LTIP. The Committee may, at the time the award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by delivery of, or withholding from the award, shares having a fair market value on the date of withholding equal to the amount required to be withheld for tax purposes.
Plan Benefits Under the Updated 2012 LTIP
Except as set forth below, the amount of any future benefits that may be received by any one individual or group of individuals under the Updated 2012 LTIP is not presently determinable. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. As evidenced by our reasonable burn rate and the fact that we have not sought to authorize an increase in common shares since the adoption of the Original Plan on December 20, 2012, the Committee and the Board have been judicious in granting such awards and have displayed a sensitivity to minimizing the impact of the potential dilution that such awards could have on our stockholders. However, as the Updated 2012 LTIP does not contemplate the amount or timing of specific future equity awards, it is not possible to calculate the amount of subsequent dilution that may ultimately result from such awards.
The grants shown in the table below were made pursuant to the Updated 2012 LTIP (i) to the named executive officers, (ii) to the company's employees who are executive officers (in the aggregate), (iii) to the company's non-employee directors (in the aggregate), and (iv) to the company's employees who are not executive officers (in the aggregate).

Name and Position	Number of Options (1)	Dollar Value of Shares (2)
William C. Pate - President, Chief Executive Officer and Director	750,000	$—
Joseph Israel - Senior Vice President	—	$—
William Monteleone - Senior Vice President of Mergers & Acquisitions	18,921	$290,000
Christopher Micklas - Chief Financial Officer	16,311	$250,000
James Matthew Vaughn - Senior Vice President and General Counsel	16,311	$240,000
Jim Yates - Senior Vice President, Marketing and Logistics	—	$—
Kelly Rosser - Vice President and Chief Accounting Officer	—	$—
All executive officers, as a group	801,543	$780,000

All non-employee directors, as a group	300,000	$—

All employees who are not executive officers, as a group	—	$—
_________________________________________________________

(1)	Each of the option grants set forth in the table above is subject to shareholder approval.

(2)
Each of the stock grants set forth in the table above is also subject to shareholder approval. The number of shares of restricted stock to be issued to Messrs. Monteleone, Micklas and Vaughn upon receipt of shareholder approval is 12,614, 10,874, and 10,439, respectively. The number of shares to be granted was based on the dollar value of the share grants set forth above divided by the closing stock price on February 16, 2016, the date the awards were approved by the Compensation Committee of the Board of Directors.

Potential Dilutive Impact of Plan
We are committed to effectively managing our employee equity compensation programs while minimizing stockholder dilution. For this reason, in administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the program on our stockholders. We define “burn rate” as the number of equity awards granted during the year, divided by the weighted average number of shares of common stock outstanding during the period. The burn rate measures the potential dilutive effect of our equity grants. We define “overhang” as the number of full value awards granted (but not yet vested or issued) and stock options granted (but not yet exercised) divided by the number of shares of common stock outstanding at the end of the period.
Burn Rate Analysis
The Committee approved and recommended that the Board approve an increase of the number of available shares of common stock under the Original Plan by 2,400,000 shares to increase the total authorized shares to 4,000,000, based on its analysis that this amount is expected to be sufficient to cover awards for at least three years depending on the price of our common stock at the time of actual grants. The Board subsequently approved the Amendment which is included in the Updated 2012 LTIP, subject to approval by our stockholders. In setting the amount of shares subject to the Updated 2012 LTIP, the Committee and the Board considered the historical amounts of equity awards the company has granted in the past three years. Using grants under the Original Plan prior to the Amendment, without including grants which are subject to stockholder approval of the Updated 2012 LTIP under this Proposal 3, the company calculated its three-year average equity share usage at approximately 2.0% of the weighted average common shares outstanding. The Committee intends to manage the company’s burn rate by continuing to review institutional investor guidelines and market practices, and, in connection with that, believes the 2,400,000 shares of common stock for which stockholder approval is being sought represents an appropriate increase at this time.
Overhang Analysis
In setting the amount of additional shares included in the Updated 2012 LTIP, the Compensation Committee and the Board also considered the total amount of awards outstanding under existing grants. As of

December 31, 2015 (not including grants which are subject to stockholder approval of the Updated 2012 LTIP under this Proposal 3), awards covering an aggregate of 1,133,287 shares of common stock were outstanding under the Original Plan. Accordingly, our outstanding awards and shares available for issuance under the Original Plan, consisting of approximately 1.2 million shares of common stock (commonly referred to as the “overhang”), represented approximately 2.8% of our outstanding shares of common stock as of December 31, 2015, on a fully diluted basis. If stockholders approve the additional 2,400,000 shares of common stock under the Updated 2012 LTIP, the total potential overhang will be approximately 8.8% if such shares are awarded, which we believe is within industry norms.
Criteria Relied Upon for Equity Award Grant Decisions
In making its decisions regarding equity award grants, the Committee generally considers the scope of the potential grantee’s responsibility at the company, the relative internal value to the company of the position, the potential grantee’s experience, past performance, and expected future contributions to the company, the need to attract or retain the particular potential grantee, and, in the case of executive officers, peer group data provided by the Compensation Committee’s independent consultant. The Compensation Discussion and Analysis, found on pages 26 through 39 of this Proxy Statement, describes in further detail the criteria and measures used by the Committee in making equity award grant determinations for our named executive officers in 2015. These determinations are in turn submitted by the Committee to the Board of Directors for ratification. The Committee and Board of Directors intend to continue to consider the company’s equity expenditures in a manner that effectively attracts, retains, and motivates individuals to achieve long-term value creation in line with the interests of our stockholders.
Vote Required
The approval of the Updated 2012 LTIP requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same effect as votes against this proposal. Because brokers do not have discretionary authority to vote on this proposal, broker non-votes will not affect the outcome of the vote on this proposal. For the approval of this proposal, you may vote "FOR" or "AGAINST" or abstain from voting.
Board Recommendation
The Board recommends that you vote “FOR” the approval of the Updated 2012 LTIP.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 6, 2016 of (i) each person who is known by us to own beneficially more than five percent of our outstanding shares of common stock, (ii) each Named Executive Officer, (iii) each of our directors and (iv) all of our directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below who is known by us to beneficially own more than five percent (5%) of our outstanding shares of common stock is 800 Gessner Road, Suite 875, Houston, Texas 77024.

Beneficial holders	Amount and Nature of Beneficial Ownership(1)
	Number	Percentage
5% Stockholders:
Zell Credit Opportunities Master Fund, L.P. (2)	12,571,038	30.9%
Whitebox Advisors, LLC (3)	7,846,023	20.0%
Directors and Named Executive Officers:

Curtis V. Anastasio (4)	87,775	*
Timothy Clossey	34,799	*
L. Melvin Cooper	12,559	*
Walter A. Dods, Jr.	52,998	*
Joseph Israel (5)	75,452	*
Melvyn N. Klein	21,339	*
Christopher Micklas (6)	70,158	*
William Monteleone (7)	172,980	*
William C. Pate (8)	60,669	*
Kelly Rosser (9)	18,497	*
Robert S. Silberman (10)	62,826	*
James Matthew Vaughn (11)	64,015	*
Jim Yates (12)	28,638	*
All directors and executive officers as a group (13 persons)	762,705	1.9%
_________________________________________________________
*    Denotes less than 1% beneficially owned.

(1)	Based on 40,670,011 common shares outstanding as of April 6, 2016.

(2)
Information based solely upon the Schedule 13D/A jointly filed with the SEC on November 24, 2015 by Zell Credit Opportunities Master Fund, L.P., Chai Trust Company, LLC, ZCOF Par Petroleum Holdings, L.L.C, and EGI Investors, L.L.C. Chai Trust Company, LLC is the sole member of EGI Investments, L.L.C.., and the general partner of Zell Credit Opportunities Master Fund, L.P., which is the sole member of ZCOF Par Petroleum Holdings, L.L.C. The address of these entities is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

(3)
Information based solely upon the Form 4 jointly filed with the SEC on February 12, 2016 by Whitebox, Whitebox General Partner LLC ("WGP"), Whitebox Asymmetric Partners, L.P., Whitebox Multi-Strategy Partners, L.P., Whitebox Credit Advisor, LLC, Whitebox Relative Value Advisors, LLC, Pandora Select Partners, L.P., Whitebox Special Opportunities Fund, LP – Series O, Whitebox Institutional Partners, LP, and Whitebox Tactical Opportunities Fund, a series of Whitebox Mutual Funds a Delaware Statutory Trust. WGP is the general partner of the Whitebox funds and has voting and dispositive power over the shares held by Whitebox. The address of Whitebox is 3033 Excelsior Blvd., Minneapolis, MN 55416. Includes 345,135 shares issuable upon the exercise of warrants held by entities affiliated with Whitebox.

(4)	Includes 58,562 shares issuable upon the exercise of vested options.

(5)	Includes 31,999 shares issuable upon the exercise of vested options.

(6)	Includes 14,159 shares issuable upon the exercise of vested options.

(7)	Includes 55,615 shares issuable upon the exercise of vested options.

(8)	Includes 18,227 shares issuable upon the exercise of vested options.

(9)	Includes 3,425 shares issuable upon the exercise of vested options.

(10)	Includes 18,227 shares issuable upon the exercise of vested options.

(11)	Includes 10,254 shares issuable upon the exercise of vested options.

(12)	Includes 2,875 stock options that will vest on May 8, 2016.

Executive Officers

Our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Messrs. Pate, Israel and Monteleone, who are also members of the Board, follows the table:

Name	Age	Position
William C. Pate	52	President, Chief Executive Officer and Director
Christopher Micklas	48	Chief Financial Officer
Joseph Israel	43	Senior Vice President
William Monteleone	32	Senior Vice President of Mergers & Acquisitions and Director
James Matthew Vaughn	43	Senior Vice President and General Counsel
Jim Yates	56	Senior Vice President of Marketing and Logistics
Kelly Rosser	40	Vice President and Chief Accounting Officer

 Christopher Micklas has served as our Chief Financial Officer since December 2103. Prior to that, Mr. Micklas served as the Chief Operating Office Finance Director and Director of Global LNG Finance at BG Group Plc from 2010 to November 2013, Chief Financial Officer of Ennis Paint from 2008 to 2010 and in various roles with Shell Oil Company from 2001 to 2008, including most recently as Finance Director, US Downstream from 2006 to 2008. Mr. Micklas holds a bachelor's degree in finance from Siena College.

James Matthew Vaughn has served as our Senior Vice President and General Counsel since July 2014. Prior to joining Par, Mr. Vaughn practiced law in the corporate practice group and bankruptcy section of Porter Hedges LLP for 14 years, where he was a partner for seven years and his practice focused on corporate reorganizations and restructurings, commodities marketing, transportation, hedging and derivatives, distressed corporate acquisitions, financings and refinancings and creditors’ rights. His practice also included general civil litigation in both federal and state courts. Mr. Vaughn has been listed as one of America’s leading lawyers by Chambers USA and The Best Lawyers in America.  He is a fellow of the Litigation Counsel of America, and has also been recognized as one of the leading lawyers in Texas by Texas Super Lawyers and H Texas Magazine. Mr. Vaughn holds a bachelor’s degree from Texas A&M University and a juris doctorate from the University of Miami School of Law.

Jim Yates has served as our Senior Vice President of Marketing and Logistics since May 2015. From September 2007 until May 2015, Mr. Yates served as President and Chief Executive Officer of Mid Pac Petroleum, LLC, which was acquired by Par in 2015. Mr. Yates holds a bachelor's degree from the University of Oklahoma in business administration and a law degree from the University of Houston School of Law.

Kelly Rosser has served as our Vice President and Chief Accounting Officer since May 2014 and our Controller since February 2014. Prior to joining us, Ms. Rosser was employed by Dynegy Inc. as Managing Director and Assistant Controller since 2011 and Director of Technical Accounting since 2006. Prior to joining Dynegy Inc., Ms. Rosser was a Senior Audit Manager at KPMG LLP, where she focused on clients in the energy industry. Ms. Rosser is a Certified Public Accountant, licensed in the state of Texas. Ms. Rosser holds a bachelor's degree and a master's degree in accounting from Texas A&M University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Introduction

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our compensation program, as well as to discuss the compensation earned by our named executive officers for 2015. Our Compensation Committee (the “Committee”) oversees our executive compensation program. The Committee reviews and establishes the compensation for our executive officers and is responsible for administering and awarding grants of equity awards under our existing stock incentive plans.

Our 2015 executive compensation program:

•	Aligns the interests of our executives with those of our stockholders through long-term stock-based awards and cash payouts linked to company performance; and

•	Reflected the transitional nature of the company in 2015 with the succession of our Chief Executive Officer and the development of our holding company structure with multiple operating segments.

2015 Key Business Highlights and Compensation Actions
Compensation for 2015 was primarily driven by our success in the following:

•	Strong financial performance with Adjusted EBITDA in 2015 of $110.4 million compared to negative Adjusted EBITDA of $(9.2) million in 2014;

•	Improved Adjusted Refining Margin of $192.4 million in 2015 compared to $83.9 million in 2014;

•
Improved business execution including increased on-island fuel sales volumes, increased retail fuel and merchandise sales, strong safety performance in all business units, and lower refinery production costs;

•
Successful completion of our acquisition of the Mid Pac Petroleum business which distributes gasoline and diesel fuel through more than 80 locations and four terminals in Hawaii in April 2015 and the successful integration of such business during 2015; and

•
Improved liquidity and financial condition through a new $115 million credit facility with KeyBank in December 2015, a $75 million registered direct offering in November 2015, and new inventory financing arrangements in the form of supply and offtake agreements with J. Aron & Company in June 2015.

Accordingly, our actions in 2015 reflected strong operating and safety performance, the significant improvements in financial performance, and the successful completion of the transactions described above as well as the internal restructuring and succession of our Chief Executive Officer. We expect that the core elements of our executive compensation program in the future will continue to incentivize the profitable operation of our refining, retail and logistics business segments, support our ongoing acquisition strategy and encourage the creation of stockholder value. The Committee is also committed to continued enhancements in response to executive compensation trends and regulatory developments. For a reconciliation of Adjusted EBITDA and Adjusted Refining Margin to the measures we believe to be the most directly comparable to those measures under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations--Non-GAAP Performance Measures-Adjusted Net Income (Loss) and Adjusted EBITDA and - Adjusted Refining Margin” in our Annual Report on Form 10-K for the year ended December 31, 2015.
Named Executive Officers
For 2015, our named executive officers were:

•	William C. Pate, President and Chief Executive Officer;

•	Christopher Micklas, Chief Financial Officer;

•	Joseph Israel, former Chief Executive Officer, and current Senior Vice President and President and Chief Executive Officer of Par Petroleum, LLC;

•	William Monteleone, former Chief Executive Officer, and current Senior Vice President, Mergers & Acquisitions;

•	James Matthew Vaughn, Senior Vice President, General Counsel and Secretary;

•	Jim Yates, Senior Vice President of Marketing and Logistics; and

•	Kelly Rosser, Vice President and Chief Accounting Officer.

Our Philosophy on Executive Compensation
Our compensation for 2015 reflected the transitional nature of our business with the succession and transition of our Chief Executive Officer, the integration of the Mid Pac Petroleum business, and the receipt of additional equity capital and improvement of our financing arrangements to position us to leverage the benefits of our significant tax attributes. Certain compensation arrangements in 2015 were heavily focused on equity compensation in order to immediately align the interests of new senior management with the interests of our stockholders and to emphasize our “pay for performance” philosophy. Our compensation philosophy is to provide competitive compensation packages that attract, retain and motivate talented executives and managers while aligning management's and stockholders' interests.
Our compensation programs are generally structured to provide a balanced portfolio of both cash and equity compensation elements. With significant new hires in 2015, however, we had a greater focus on initial equity compensation arrangements to attract and retain new hires, such as our Chief Executive Officer. In 2016, we expect that our overall compensation will involve multiple elements to deliver a total package, including cash and equity compensation components and incentives, to drive stockholder value. In addition, the Committee has and will retain discretion to make adjustments necessary to balance the overall performance of the company and the individual performance of our executive officers such that we maintain a “pay-for-performance” philosophy.
Due to the relatively short tenure of our named executive officers, we do not currently consider the size of previous equity-based grants and current equity holdings in current compensation decisions. The Committee does expect over time to begin to review tally sheets showing cumulative wealth associated with prior awards as it considers future grants when making long-term incentive award decisions and overall compensation decisions. The Committee generally applies its compensation philosophy and policies consistently in determining the compensation of each of our senior executive officers, while being mindful of individual differences such as experience, level of responsibility, potential contributions to future growth opportunities and individual performance, as well as the practical implications of arms-length negotiations at the time each executive officer is hired or promoted. Greater relative percentages of potential compensation are at risk for the most senior executive officers to reflect their respective areas and levels of responsibility for the company’s performance.
Consideration of Say-on-Pay Results
At the company’s annual meeting of stockholders held in June 2015, approximately 99.9% of the votes cast on the advisory vote to approve the compensation of our named executive officers were voted in favor of the proposal. The Committee believes that this affirms our stockholders' support for the company's approach to executive compensation and, therefore, we have not implemented any changes to our executive compensation program as a direct result of the advisory vote.
Our Process for Executive Compensation
The Committee oversees our executive compensation program. Each Committee member is an independent non-employee director and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”).  The Committee develops and recommends to the Board the overall compensation package for our Chief Executive Officer and, with the additional assistance of our Chief Executive Officer, for each of our other executive officers.  Our Chief Executive Officer does not participate in determining his compensation. Although objective criteria may be used, the Committee retains final discretion in determining the compensation of our executive officers.  In general, the Committee makes its final award determinations based on company performance in the first quarter following the end of each fiscal year.
In implementing and administering the company's compensation philosophy, the Committee:

•	Reviews market data to assess the competitiveness of the company’s compensation policies;

•	Evaluates the company’s compensation policies compared to its peers and in the context of broader industry surveys;

•	Reviews the company’s performance against the company’s plans and budgets and considers the degree of attainment of performance goals and objectives; and

•	Reviews the individual performance of each executive officer.

The Committee makes significant decisions over multiple meetings, discussing conceptual matters, reviewing preliminary recommendations, reviewing final recommendations and reviewing advice of independent executive compensation and legal advisors before acting.  The Committee also holds special meetings as necessary in order to perform its duties.
Role of the Chief Executive Officer

As part of its review and determination of the company’s compensation objectives, philosophy, programs and decisions, the Committee works with and receives advice and recommendations from our Chief Executive Officer (other than with respect to his own compensation).  The Committee's charter provides that our Chief Executive Officer may attend meetings at which the compensation of other named executive officers is under consideration. In this capacity, the Chief Executive Officer may take the following actions:

•	Work with the Committee regarding the approval of all general compensation plans and policies, including pension, savings, incentive and equity-based plans;

•	Review and determine the respective corporate and individual goals and objectives for the other named executive officers relevant to their compensation;

•	Provide the Committee with an evaluation of the performance of the other named executive officers in light of their respective corporate and individual goals and objectives; and

•	Recommend to the Committee the compensation levels of the other named executive officers.

The Committee considers the recommendations of our Chief Executive Officer, together with the review by its independent compensation consultant, in making independent determinations regarding executive compensation.
Our Chief Executive Officer frequently attends Committee meetings, other than those portions that are held in executive session, but he is not present during voting or deliberations on matters involving his compensation in accordance with the Committee's charter.
Role of Compensation Committee Consultants
In January 2016, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian advised the Committee in connection with (i) formation of a peer group, (ii) revisions to our long-term equity incentive plan to update it with current market practices and fair value transfer and burn rates associated with the proposed authorization of additional shares, and (iii) the review and assessment of pay-for-performance, stockholder alignment and executive retention goals of the Committee in approving compensation for 2015 performance that was paid in 2016. In addition, Meridian is providing advice on designing and implementing the company's executive compensation program for 2016, including with respect to compensation philosophy, objectives, annual and long-term plan designs and market pay levels.  In compliance with SEC rules, the Committee has assessed the independence of Meridian and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee. Meridian did not provide any services to the company in 2015. Meridian does not currently provide any services to the company other than the services provided directly to the Committee. Billing by Meridian is provided directly to, and approved for payment by, the Committee.
Benchmarking Executive Compensation
Our philosophy emphasizes “pay for performance” with achievement of competitive objectives driving executive officer pay, while being mindful of individual differences such as tenure and performance, as well as the practical implications of pay being the product of an arms-length negotiation at the time an executive officer is hired or promoted.  At the Committee’s request, Meridian conducted a competitive review of our executive compensation program and was tasked by the Committee with developing a relevant peer group of companies for compensation purposes. Due to our holding company structure and strategy, with the objective to acquire other businesses to take advantage of the benefits offered by our significant NOLs, development of a relevant peer group of similarly-situated publicly-traded companies was challenging, due to the following:

•	our financial characteristics, including significant tax attributes, were difficult to match in a competitive marketplace; and

•	the significant year over year changes in the business resulting from the acquisition in April 2015 of the Mid Pac Petroleum business in Hawaii.
The Committee, in conjunction with Meridian, developed a peer group of the following 17 publicly-held companies in the following industries: (i) oil and gas refining and marketing, (ii) chemical commodities and specialty chemicals, and (iii) food retail. These companies have median annual revenues of approximately $3 billion and median market capitalization of approximately $1.1 billion.

Alon USA Energy, Inc.	Delek U.S. Holdings, Inc.	Renewable Energy Group, Inc.
Axiall Corporation	FutureFuel Corp.	REX American Resources Corporation
Calumet Specialty Products Partners, LP	Green Plains, Inc.	SEACOR Holdings, Inc.
Casey’s General Stores, Inc.	Macquarie Infrastructure Corporation	Stepan Company
CVR Energy, Inc.	Methanex Corporation	Westlake Chemical Corporation
Darling Ingredients, Inc.	Pacific Ethanol, Inc.
The new peer group was used to benchmark 2015 total compensation levels of our senior executive officers and provide a framework for 2016 total compensation decisions and structures.
Beginning in 2016 we intend to design our incentive plans to provide the Committee with the flexibility to reward outstanding performance significantly above the targeted range. Conversely, when performance is below expectations, our plans will provide the Committee the flexibility to reduce compensation below the targeted range, and to allow the Committee the discretion to reduce or eliminate certain compensation elements.
Overview of Compensation Elements
The list below summarizes the general elements and characteristics of our executive compensation programs.  Detailed narratives of these compensation elements are provided below under "Compensation Program Details."

•	Base salary: Base salary is determined by our philosophy, the position (skills, duties, responsibilities, etc.), market pay levels and trends, individual performance and prior salary;

•
Annual incentive awards: Variable compensation payable in cash (or at the discretion of the Committee, shares of restricted stock and/or stock options) following the fiscal year the pay is earned based upon the Committee’s determination in their discretion of performance; and

•	Long-term incentive awards: Variable compensation payable in time-vested and/or performance based shares of restricted stock and/or stock options.
Compensation Program Details
Base Salary
Base salary provides a secure fixed level of compensation in an amount that recognizes the role and responsibilities of the executive officer, as well as experience, performance and contributions. The Committee typically reviews the salaries of our named executive officers annually (in the fourth quarter or early the following year). The amount of any increase is based primarily on the named executive officer's performance, the level of his or her responsibilities and the external competitiveness of his or her base salary and overall total compensation. In addition, the Committee may review the salaries of our named executive officers in connection with a promotion or other change in responsibility. The Committee's review of these factors is subjective and no fixed value or weight is assigned to any specific factor when making salary decisions.
In 2015, the Committee increased Mr. Monteleone’s annual base salary to $350,000 in connection with his transition from Chief Executive Officer to Senior Vice President of Mergers and Acquisitions. Mr. Pate’s and Mr. Israel’s annual base salaries were established in their respective employment offer letters following arms’ length discussions and are set forth below under “Employment Arrangements with Named Executive Officers”.
Annual Incentive Awards
Our annual incentive awards are intended to motivate and reward our executive officers for achieving the company's financial and operational objectives through awards of cash, restricted stock and/or options to purchase our common stock.
In determining the compensation of our named executive officers in 2015, the Committee considered not only our operating and financial performance as a whole, but also management’s success in the following accomplishments:

•	Strong financial performance with Adjusted EBITDA in 2015 of $110.4 million compared to negative Adjusted EBITDA of $(9.2) million in 2014;

•	Improved Adjusted Refining Margin of $192.4 million in 2015 compared to $83.9 million in 2014;

•
Improved business execution including increased on-island fuel sales volumes, increased retail fuel and merchandise sales, strong safety performance in all business units, and lower refinery production costs;

•
Successful completion of our acquisition of the Mid Pac Petroleum business which distributes gasoline and diesel fuel through more than 80 locations in Hawaii and four terminals in April 2015 as well as the successful integration of such business during 2015; and

•
Improved our liquidity and financial condition through a new $115 million credit facility with KeyBank in December 2015, a $75 million registered direct offering in November 2015, and new inventory financing arrangements in the form of supply and offtake agreements with J. Aron & Company in June 2015.

Long-Term Incentive Awards
Long-term incentive awards are designed to align executive compensation with the interests of the company's stockholders by linking compensation to share price performance over a multi-year period and supporting the retention of our management team. These awards currently take the form of awards of restricted stock vesting pro rata over a period of four years conditioned upon continued employment. The Committee believes that awarding long-term incentive awards in the form of time-vested equity compensation encourages retention and aligns the interests of our named executive officers with the interests of our stockholders in creating incentives for long-term value creation. In the future, the Committee intends to continue to grant equity awards to executive officers in order to link the executive's long term interests to those of our stockholders to encourage stock ownership by executives as a means of aligning the executives' interests with those of our stockholders and to serve as a retention tool.
Stock option grants are also made to executive officers in connection with their initial hiring, as part of the annual equity incentive compensation program to certain executive officers and under other circumstances where deemed appropriate in the Committee's discretion.  It has been the Committee's practice to approve all option grants at Committee meetings.  For initial option grants made to our executive officers in connection with their employment by the company, the Committee approves the options at the time it approves the executive officer's overall compensation arrangement and the terms of his or her employment agreement, if any. Option grants are a high-risk, high return component of total compensation because stock options deliver value to an executive only if the share price is above the grant price after the date of vesting.  Therefore, the stock options directly align executive officer and stockholder interests.
2015 Compensation Structure
Annual Target Goals
The Committee annually reviews and approves performance metrics and target goals supportive of our business strategies. The Committee expects to develop target goals that it believes are challenging but reasonably attainable.  If the company achieves its targeted performance goal for each of the metrics, the payout percentage for the company portion of each named executive officer's target bonus is 100%. The maximum payout percentage for the company portion of each named executive officer's target bonus is 150%. If the threshold amounts are not achieved for a particular metric, no amount is to be paid for that metric.  However, in each case, the Committee will retain discretion to modify or eliminate any incentive awards if the Committee determines such actions are warranted.
The Committee determines target annual incentive opportunities as part of its total compensation program to provide the company’s named executive officers total compensation with incentive compensation arrangements to drive strong operational performance and create stockholder value. Targets and awards may include annual cash incentive compensation, restricted stock and option bonus target opportunities tied to the company’s and their individual performance and each named executive officers roles and responsibilities.
2015 Annual Incentive Plan

The annual incentive plan has the following objectives:

•	To create and sustain employee ownership in and financial rewards tied to the success of the company;

•	To create alignment with critical success factors and core values of safety and environmental accountability; and

•	To recognize the importance of operational reliability in the financial success of the company.

In 2015, the functional elements of the annual incentive plan measured the following five key performance metrics to determine awards:

•	Safety performance;

•	Environmental performance;

•
Group Performance, including refining, marketing/logistics and corporate groups based upon the roles and responsibilities of employees, and with all named executive officers, other than Mr. Yates who was in the marketing/logistics group, within the corporate group;

•	Adjusted EBITDA; and

•	Individual Performance.
Given the importance of safety and environmental performance, those performance measures, as they apply to each group, are incorporated into the performance measures of Group Performance. To determine specific award levels in 2015, the annual incentive plan applied a formula which multiplied three measures (each targeted at 100%) to result in a targeted outcome of 100%. The bonus formula is as follows:
Bonus Outcome = Adjusted EBITDA x Group Performance x Individual Performance
The amount of each named executive officer’s bonus is then determined by the following formula:
Individual Bonus = Annual Base Salary x Target Percentage x Bonus Outcome
Adjusted EBITDA Component
The Adjusted EBITDA component of the bonus formula measures the company’s Adjusted Net Income (Loss), defined as net income (loss) excluding changes in the value of contingent consideration and common stock warrants, acquisition and integration expenses, lower of cost or net realizable value adjustments, inventory valuation adjustment which adjusts for timing differences to reflect the economics of our inventory financing agreements, unrealized (gains) losses on derivatives, impairment expense, loss on termination of financing agreements, release of valuation allowance due to the Mid Pac acquisition and gains (losses) on sales of assets, excluding interest, taxes, depreciation, depletion and amortization and equity (earnings) losses from Laramie Energy, LLC. Annual Adjusted EBITDA is targeted at 100% based upon the company’s budgeted annual Adjusted EBITDA for the upcoming year, with a threshold of 50% of target and a maximum award at 150% of target with linear interpolations between the minimum level and target and between the target and the maximum award level.
In 2015, the company’s actual Adjusted EBITDA of $110.4 million exceeded the $50.6 million target by more than 200% and was therefore capped at the maximum of payment level of 150% of target.
Group Performance Component
The Group Performance component of the bonus formula separately measures the performance of the refining, marketing/logistics and corporate operations of the company.
Refining Group
In 2015, the refining group performance was determined based upon various statistical and other performance measures of the following: 30% for safety performance; 30% for environmental performance; and 40% for group performance (measured by non-energy operating expenses, reliability, yield, turnaround cost achievement and turnaround schedule achievement). Overall, the refining group operated at 103.5% of target in 2015.
Marketing/Logistics Group
Due to different responsibility levels within the marketing/logistics group, performance of the group in 2015 was measured as follows:

(i.)
Marketing performance was determined based upon various statistical and other performance measures of the following: 20% for safety performance; 10% for environmental performance; and 70% for group performance focusing on non-energy operating expenses (excluding credit card fees), on-island sales, and retail fuel volumes; and

(ii.)
Logistics performance was determined based upon various statistical and other performance measures of the following: 30% for safety performance; 30% for environmental performance; and 40% for group performance focusing on non-energy operating expenses and materials management standards.

Overall, the marketing/logistics group as a whole operated at 136.1% of target.
Corporate Group
Due not only to their broad and expansive responsibilities and influence, but also the importance of their support to each of the refining and marketing/logistics groups, all of the named executive officers, other than Mr. Yates who was part of the marketing/logistics group, participate in the corporate group, with 80% of their performance measures determined equally by the performance measures of the refining and marketing/logistics groups and the remaining 20% subjectively determined by the Committee and tied to other corporate activities, including mergers and acquisitions, growth execution, systems development and capital and support activities.
Individual Performance Component
 We also measured the performance of our named executive officers in 2015 by their personal contributions towards satisfaction of our strategic objectives, based upon each named executive officer’s specific job and responsibilities. Individual performance is determined on a 1 to 5 level basis, with 100% target bonus at level 3 and bonus targets ranging from a floor of 0% at level 1 and up to a maximum of 130% at level 5.

Within these guidelines, the importance of each category varied significantly between each named executive officer and the importance of such categories were assessed on an officer by officer basis in order to best correlate each such officer’s respective areas of responsibilities and the officer's ability to influence, control or impact results with the categories relating to such responsibilities. Determinations within each of these categories are based upon subjective judgments of both individual and, where applicable, business area performance.

In determining achievement of individual performance towards these strategic objectives, the Committee receives an initial assessment from our Chief Executive Officer of each named executive officer’s performance with respect to each of the business goals for the preceding year. This recommendation is then reviewed by the Committee in connection with its determination of each named executive officer’s incentive cash award. Many of the factors that influence determinations are subjective, are based upon positive and negative developments occurring during the prior year and vary from year to year based upon our goals and actions undertaken or desired to be taken within such period.

Individual targets, individual performance and non-equity incentive awards relating to 2015 performance for named executive officers were as follows:

Named Executive Officer	Annual Incentive Plan Group Metric (%)	Individual Metric (%)	Annual Incentive Plan Target (% of base salary)	2015 Non-Equity Incentive Award
William C. Pate (1)	100.0%	100%	100%	$98,630
Christopher Micklas (2)	120.9%	134%	40%	$220,000
Joseph Israel (3)	120.9%	99%	75%	$405,000
William Monteleone	120.9%	99%	50%	$210,000
James Matthew Vaughn	120.9%	126%	40%	$185,000
Jim Yates	136.1%	102%	75%	$220,000
Kelly Rosser	120.9%	115%	30%	$94,500
______________________________________________________

(1)	Mr. Pate’s 2015 compensation arrangements were set forth in his employment letter. For further details, see "Employment Agreements - William C. Pate" below.

(2)	Mr. Micklas' 2015 non-equity incentive award includes an increase of 4% in his individual metric as a result of compensation benchmarking assessment.

(3)	Mr. Israel’s 2015 compensation arrangements were set forth in his amended employment letter. For further details, see "Employment Agreements - Joseph Israel" below.

Awards paid in the first quarter of 2016 under the 2015 Annual Incentive Plan reflect awards based upon individual performance in 2015.
Overall Performance
In February 2016, the Committee confirmed the cash incentive awards in accordance with the bonus formula as part of the annual compensation process. Based on the foregoing, solely for strategic related performance in 2015, the aggregate performance towards achievement of strategic objectives relating to the non-equity incentive award was determined to be approximately 120.9% of the target for each named executive officer other than Mr. Pate, who was measured at 100% of target consistent with his October 12, 2015 employment offer letter and Mr. Yates, who was measured at 136.1% of target due to his performance in the marketing group.
The Committee retains the discretion to make adjustments to the results for any given year. Reasons for adjustments could include removing the effects of unanticipated events, such as accounting changes, project restructurings, timing of working capital, payments of cash awards in subsequent calendar years but relating back to the prior calendar year, balance sheet adjustments and similar items, which unless excluded would produce unintended consequences that are inconsistent with the goals of aligning the interests of named executive officers with our stockholders and of providing financial incentives to named executive officers to effectively implement our business plan and goals. The Committee did not make any adjustments in 2015.

While budgets and operational targets are reset each year and reviewed and approved by the Board, the Committee seeks to set financial performance target levels for purposes of the annual incentive cash awards that continue to challenge management, but are achievable if certain conditions are satisfied, including, in particular, the following:

•	we continue to operate our business consistent with the historically high standards of efficiency, production, safety and environmental performance;

•	we continue to control our costs of conducting our business and operations;

•	we complete our refining turnarounds on-time and on-budget;

•
external market forces and pricing are consistent with expectations (at the time we establish our annual budgets) in key areas, including supply and demand fundamentals in the markets where we sell our products and purchase feedstocks; and

•
we do not experience unforeseen events, such as weather, flooding, accidents or fires at our facilities, acts of God, pandemics, natural disasters, terrorism or other casualty events, that have a material adverse impact on our financial results.

Consequently, our ability to achieve the “target” level of bonus formula components each year is heavily dependent not only upon factors within our control, but also upon other conditions over which we have no control. There is substantial uncertainty with respect to achieving the target level at the time that the financial performance measures are set and communicated. In 2015, Adjusted EBITDA was $110.4 million as compared to a target of $50.6 million, resulting in performance at the maximum of 150% of target; the refining group performance measures were at 103.5% of target; the marketing/logistics group performance measures were at 136.1% of target; and the corporate group was at 120.9% of target. Our ability to meet or exceed performance targets in the future will depend upon a variety of factors, including execution of our strategy, competition in our sector, and our safety and environmental performance. As a result, it will be challenging for our named executive officers to receive awards at or near the “target” level.
In addition, the Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout or to impose a safety, environmental and/or general performance adjustment at its discretion. Except as set forth above, the Committee did not exercise such authority and discretion in 2015 with respect to awards to named executive officers.

Long-Term Incentive Awards
In 2015, the Committee granted two types of long-term incentive awards: restricted stock awards and stock options. For information regarding long-term incentive awards made in 2016 in connection with 2015 performance, please see "2016 Awards" below.
Restricted Stock
Unless otherwise specified, each grant vests pro rata over a period of four years conditioned upon continued employment. The Committee believes that awarding long-term incentive awards in the form of time-vested equity compensation encourages retention and aligns the interests of our named executive officers with the interests of our stockholders in creating incentives for long-term value creation. The Committee granted restricted stock awards to the following named executive officers in 2015:

Named Executive Officer	Restricted Stock Award ($)	Shares of Common Stock (#)
William C. Pate (1)	$—	—
Christopher Micklas	$245,988	12,257
Joseph Israel(2)	$509,984	30,818
William Monteleone	$153,736	7,660
James Matthew Vaughn(3)	$436,692	21,996
Jim Yates(4)	$199,978	8,527
Kelly Rosser	$89,994	4,484
______________________________________________________

(1)	Does not include 62,500 shares of restricted stock granted to Mr. Pate as a non-employee director prior to his being hired as President and Chief Executive Officer.

(2)
Includes a restricted stock award of 27,829 shares granted upon Mr. Israel’s commencement of employment on January 5, 2015 and an additional restricted stock award of 2,989 shares granted on March 13, 2015 vesting pro rata over a period of two years due to Mr. Israel's participation in the SPP.

(3)
Includes restricted stock awards granted on March 13, 2015 and March 18, 2015 reflecting Mr. Vaughn’s annual equity incentive award and a restricted stock award granted on July 3, 2015 vesting pro rata over period of five years pursuant to Mr. Vaughn’s employment offer letter.

(4)
Includes 6,385 shares of restricted stock granted on May 8, 2015 pursuant to Mr. Yates’ employment offer letter vesting pro rata over a period of two years, and 2,142 shares of restricted stock vesting pro rata over a period of two years due to Mr. Yates' participation in the SPP.

Stock Options
The Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that he have the relatively greatest percentage of compensation be at risk and tied to our overall performance in order to best align his interests with those of our stockholders. In 2015, in order to attract Mr. Pate as President and Chief Executive Officer and as part of the arms’ length negotiations with Mr. Pate on his employment and compensation arrangements, upon commencement of his employment and subject to stockholder approval of Proposal 3, we issued to Mr. Pate an award of stock options to purchase 750,000 shares of our common stock, vesting pro-rata over a period of five years based upon his continued employment. Due to his responsibility for our performance as President and Chief Executive Officer, consistent with the intents and purposes of our compensation structure, it is expected that Mr. Pate’s compensation will be materially higher than the other named executive officers.
In addition, certain of our named executive officers receive one-third of their annual equity award in the form of stock options. Unless otherwise specified, in the first quarter of 2015, the following named executive officers were granted options to purchase our common stock at an exercise price of $20.07, the fair market value on the date of grant, vesting ratably over a period of four years based upon continued employment:

Named Executive Officer	Stock Option Award ($)	Shares of Common Stock (#)
William C. Pate(1)	$—	750,000
Christopher Micklas	$131,996	15,295
Joseph Israel(2)	$659,990	96,606
William Monteleone	$149,998	17,381
James Matthew Vaughn(3)	$119,988	13,672
______________________________________________________

(1)
As an inducement to his hiring as President and Chief Executive Officer, Mr. Pate was awarded options to purchase 750,000 shares of common stock subject to the stockholder approval reflected in Proposal 3. Until such stockholder approval is received, no compensation expense is reflected in the company’s financial statements with respect to Mr. Pate’s stock options award.

(2)
Pursuant to his employment offer letter, upon commencement of his employment, Mr. Israel was awarded options to purchase 65,217 shares of common stock at an exercise price of $16.17 per share, the fair market value of our common stock on the January 5, 2015 date of grant. On March 13, 2015, as part of his participation in the SPP, Mr. Israel received an award of stock options to purchase 31,389 shares at an exercise price of $20.07, the fair market value on the date of grant, vesting pro rata over a period of two years.

(3)
On March 13, 2015 and March 18, 2015, as part of the annual equity award process, Mr. Vaughn received an award of stock options to purchase 5,984 and 7,688 shares, respectively, at exercise prices of $20.07 and $20.91, respectively, the fair market value of the common stock on the dates of such grants.

(4)
Pursuant to his employment offer letter, upon commencement of his employment, Mr. Yates was awarded options to purchase 8,625 shares of common stock at an exercise price of $23.49 per share, the fair market value of our common stock on the May 8, 2015 date of grant, vesting pro rata over a period of three years.

CEO Compensation

In determining the compensation of Mr. Pate and Mr. Israel, each as our Chief Executive Officer during separate periods in 2015, the Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that he have the relatively greatest percentage of compensation be at risk and tied to our overall performance in order to best align his interests with those of our stockholders. Due to his responsibility for our performance as Chief Executive Officer, consistent with the intents and purposes of the compensation structure, the Chief Executive Officer’s compensation is structured to be materially higher than the other named executive officers. Further, in order to attract Mr. Pate from his position as Co-President and Chief Investment Officer of EGI to become our President and Chief Executive Officer to implement our growth strategy to leverage the potential economic benefits of our substantial tax attributes, the Committee granted Mr. Pate options to purchase 750,000 shares of our common stock vesting pro-rata over a period of five years.
In connection with the hiring of Mr. Pate as Chief Executive Officer and the transitioning of Mr. Israel into his current role as Chief Executive Officer of Par Petroleum, LLC, where he is directly responsible for our petroleum refining operations, we amended Mr. Israel’s employment terms and made a one-time cash payment of $739,534, which will reduce pro rata in value and number any annual grant of restricted common stock or common stock options made to him in 2016. We also modified certain severance benefits included in Mr. Israel’s employment offer letter consistent with this payment. For more detail, please see "Employment Agreements - Joseph Israel" below.
Retirement Benefits
The company maintains a 401(k) plan under which all full-time employees, including the named executive officers, are eligible to participate. Employee contributions are limited to the maximum amount allowed by the Tax Code. The company matches 100% of each employee contribution to the 401(k) plan, up to a maximum match of 4% of each employee’s annual base compensation.
Perquisites
The company does not currently offer perquisites to its named executive officers that are not available to all employees, including, but not limited to relocation expenses granted on a case by case basis at the commencement of employment.

Determining Benefit Levels
The Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including named executive officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance and due to the relatively short history of our named executive officers with us, we have not reviewed or tied retirement benefits to gains realized upon the exercise of stock options or the sale of restricted stock.

Stock Purchase Plan

In June 2014, the Board, upon the recommendation of the Committee, adopted the Stock Purchase Plan (the "SPP").

The SPP expired pursuant to its terms on December 31, 2015. Participation in the SPP was limited to our executive officers and directors who qualified as accredited investors under Rule 501(a) of the Securities Act of 1933, as amended. The SPP provided each potential participant the ability to, subject to compliance with securities laws and other regulations and only during “window periods” as described in our insider trading policy as in effect from time to time, purchase, in a single transaction, up to $1.0 million of shares (the “SPP Shares”) of our common stock, at a per SPP Share purchase price equal to the closing price of the common stock (as quoted on its principal trading market on the date of purchase). The sale or transfer of the SPP Shares by such participant is limited for the earlier of (i) two years from the date of purchase or (ii) the termination of the participant’s service with us or our affiliates for any reason. Additionally, the SPP provides that each purchasing participant was granted a number of shares of restricted common stock under the 2012 Long-Term Incentive Plan equal to 20% of the SPP Shares purchased with 50% of the restricted common stock vesting on each of the two annual anniversaries of the date of grant. Each purchasing participant was also be granted a nonstatutory stock option with a 5-year term to purchase a number of shares of common stock under the 2012 Long-Term Incentive Plan(with an exercise price equal to the Fair Market Value (as defined in the 2012 Long-Term Incentive Plan) on the date of grant) equal to certain specified percentages of the SPP Shares purchased based on a Black Scholes model (35% volatility) with 50% of the option vesting on each of the first two annual anniversaries of the date of grant. Such percentages are as follows: 50% for a non-employee chairman of the Board, 35% for non-employee members of the Board and 50-70% for executive officers.

During 2015, our Named Executive Officers participated in the SPP as follows:

	Date of Transaction	SPP Shares Purchased	Restricted Common Stock	Nonstatutory stock options (1)
Joseph Israel	03/13/2015	14,947	2,989	31,389
Jim Yates	12/03/2015	10,711	2,142	22,635
_________________________________________________________

(1)	The exercise prices for the stock options issued to Mr. Israel and Mr. Yates are $20.07 and $23.34, respectively.

2016 Awards

In 2016, the committee granted cash bonuses, restricted common stock and nonstatutory stock options to the Named Executive Officers related to performance in 2015 as follows:

Name	Cash Bonus	Restricted Common Stock	Non- Statutory Stock Options
William Monteleone (1)	$210,000	12,614	18,921
Christopher Micklas (1)	$220,000	10,874	16,312
James Matthew Vaughn (1)	$185,000	10,439	16,312
Jim Yates (2)	$220,000	6,525	9,787
Kelly Rosser (2)	$94,500	4,948	—

_________________________________________________________

(1)
The restricted stock and nonstatutory stock option awards issued to Messrs. Monteleone, Micklas and Vaughn were granted by the Compensation Committee of the Board of Directors on February 16, 2016 and are subject to shareholder approval.

(2)	Per ASC 718, the grant date for the restricted stock and nonstatutory stock option awards issued to Mr. Yates and Ms. Rosser was March 10, 2016.
Compensation Policies
Insider Derivative and Short-Sale Trading Restrictions
In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, the company’s insider trading policy prohibits our officers, directors and all other employees from engaging in transactions in which they may profit from short-term speculative swings in the value of the company's securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future), “put” and “call” options, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions are intended to prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock. In addition, this policy is intended to ensure compliance with all insider trading rules relating to the company's securities.
Return and/or Forfeiture of Performance-Based Payments or Awards
As required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, our Board of Directors will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee, cause the cancellation of restricted stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that: (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement; (b) our Board of Directors or an appropriate committee determines that the employee engaged in any fraud or misconduct which caused or contributed to the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded.
Timing of Equity Awards
Generally, the Committee makes incentive pay decisions at regularly scheduled Committee and Board of Director meetings.  The Committee may also make compensation determinations at other times during the year for newly-hired executives or in connection with the promotion of existing employees.  The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.
Income Tax Consequences
Section 162(m) of the Tax Code generally disallows a tax deduction for annual compensation in excess of $1 million paid to certain executive officers; however, compensation above $1 million is deductible if such compensation is “performance-based” and meets other criteria as specified under Section 162(m) of the Tax Code.
The Committee agrees with the premise of pay-for-performance and it has considered the impact of Section 162(m) of the Tax Code on the design of our compensation program.  However, the nature of our business limits the ability to pre-determine meaningful goals without substantial subsequent discretionary adjustments.  The Committee believes that such discretion is necessary and would not be available as a compensation management tool if incentive payments were to be “performance-based” as defined and required under Section 162(m) of the Tax Code.  Accordingly, it is not the Committee's goal for all compensation to be deductible by us under Section 162(m) of the Tax Code.

The Committee will continue to consider and weigh the potential loss of expense deductions against its need for discretion in designing programs for the named executive officers.  The Committee does not expect the loss of any such deductions to have a significant impact on the company.

Severance and Change in Control Benefits

We are in the process of developing a standard severance and change in control policy for our named executive officers based on competitive practice in the industry.  As reflected in the employment terms for Messrs. Pate, Israel and Yates, we believe that providing our executive officers with specified benefits in the event of termination of employment under certain circumstances, such as by the company without cause or in connection with a change in control of the company helps us to retain executives and maintain leadership stability. These arrangements have been intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements. Furthermore, we believe the change in control protections serve to maximize stockholder value by creating incentives for named executive officers to explore strategic transactions and work to bring such transactions to fruition if appropriate.
Beginning in 2016, we no longer grant equity awards without a “double trigger” vesting upon a change in control, meaning that payment of the benefit is not awarded unless the executive's employment is terminated by the company without cause or by the executive upon certain enumerated changes in his or her employment terms (as specified in the applicable agreement or plan) within an agreed period following the change of control transaction. We believe the double trigger vesting structure will strike an appropriate balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction.  We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive management and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn these payments.
Provisions of these arrangements for our named executive officers that relate to severance pay and termination benefits (including upon a change in control) are described below in further detail below in the sections entitled “Potential Payments upon Termination or Change in Control”.
COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with the company's management and based on such review and discussions and such other matters deemed relevant and appropriate by the Committee, the Compensation Committee recommended to the company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Robert S. Silberman (Chair)
Timothy Clossey
Walter A. Dods, Jr.

Narrative Disclosure of Compensation Policies and Practices as Related to Risk Management

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from our compensation policies and practices that are reasonably likely to have a material adverse effect on us, we are required to discuss those policies and practices for compensating our employees (including employees that are not named executive officers) as they relate to our risk management practices and the possibility of incentivizing risk-taking. We have determined that the compensation policies and practices established with respect to our employees are not reasonably likely to have a material adverse effect on us and, therefore, no such disclosure is necessary.

 Named Executive Officer Compensation

Summary Compensation Table. The following table sets forth information regarding compensation earned during the last three fiscal years by our Chief Executive Officer, our two former Chief Executive Officers, our Chief Financial Officer, our Senior Vice President and General Counsel, our Senior Vice President - Marketing and Logistics, and our Vice President and Chief Accounting Officer (the “Named Executive Officers”) for the fiscal years ended December 31, 2015, 2014 and 2013.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS ENDED DECEMBER 31, 2015, 2014 and 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(1)	Nonequity incentive plan compensation ($) (3)	All Other Compensation ($) (2)	Total ($)
William C. Pate - President and Chief Executive Officer (4)	2015	$100,568	$—	$—	$—	$98,630	$8,699	$207,897
Joseph Israel - Senior Vice President and former Chief Executive Officer (5)	2015	$446,589	$—	$509,984	$659,990	$405,000	$904,947	$2,926,510
William Monteleone – Senior Vice President of Mergers & Acquisitions and former Chief Executive Officer (6)	2015	$350,000	$—	$153,736	$149,998	$210,000	$13,375	$877,109
	2014	$220,833	$168,750	$150,006	$525,000	$—	$37,328	$1,101,917
	2013	$61,364	$—	$529,542	$—	$—	$15,000	$605,906
Christopher Micklas – Chief Financial Officer (7)	2015	$338,250	$—	$245,998	$131,996	$220,000	$13,375	$949,619
	2014	$330,000	$178,200	$163,535	$105,000	$—	$791	$777,526
	2013	$20,627	$—	$275,377	$—	$—	$—	$296,004
James Matthew Vaughn – Senior Vice President, General Counsel and Secretary (8)	2015	$303,225	$—	$436,692	$119,988	$185,000	$13,375	$1,058,280
	2014	$129,125	$162,000	$331,305	$70,000	$—	$52	$692,482
Jim Yates - Senior Vice President, Marketing and Logistics (9)	2015	$219,231	$—	$199,978	$290,749	$220,000	$493	$930,451
Kelly Rosser - Vice President and Chief Accounting Officer	2015	$224,500	$—	$89,994	$—	$94,500	$13,375	$422,369
_________________________________________________________

(1)
The amounts shown represent the aggregate grant date fair value for stock and option awards granted to the Named Executive Officers computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 15 – Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2015 included in our 2015 Annual Report on Form 10-K filed with the SEC on March 3, 2016.

(2)
Amounts represent matching contributions made by the company under its 401(k) plan and life insurance premiums paid by the company on behalf of the Named Executive Officer. Also includes (i) $7,139 and $154,594 in living expenses and the related income tax gross-up for Mr. Pate and Mr. Israel, respectively, for 2015 and (ii) a $739,534 cash payment made to Mr. Israel in January 2016 in connection with his change in position from Chief Executive Officer pursuant to the October 2015 amendment of his employment arrangement. See “Employment Agreements - Joseph Israel” for further information.

(3)	Represents amounts awarded under our 2015 Annual Incentive Plan and paid to the named executive officers in the first quarter of 2016.

(4)
Mr. Pate was appointed our Chief Executive Officer on October 12, 2015. The information regarding compensation earned by Mr. Pate as our Chief Executive Officer in 2015 does not include $62,501 in stock awards granted to him as compensation for services as a non-employee director before such appointment. Additionally, the amounts do not include the value of 750,000 stock options granted to Mr. Pate in connection with his appointment as Chief Executive Officer because those options are subject to shareholder approval.

(5)	Mr. Israel served as our President and Chief Executive Officer from January 5, 2015 to October 12, 2015.

(6)
Mr. Monteleone served as our Chief Executive Officer from June 17, 2013 to January 5, 2015. The information regarding compensation earned by Mr. Monteleone as our Chief Executive Officer in 2013 does not include $49,621 in stock awards granted to him as compensation for services as a non-employee director before such appointment.

(7)	Messrs. Micklas and Vaughn were appointed our Chief Financial Officer and Senior Vice President and General Counsel, respectively, on December 9, 2013 and July 28, 2014.

(8)	Mr. Yates joined the company on April 1, 2015 and was named Senior Vice President, Marketing and Logistics in May 2015.

Grants of Plan-Based Awards in 2015 Table. The following table sets forth certain information with respect to each grant of an award made to the Named Executive Officers under the 2012 Long-Term Incentive Plan:

	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
William C. Pate (2)	n/a	$—	$450,000	$675,000	$—	$—	$—	—	—	$—	$—
Joseph Israel	n/a	$—	$337,500	$675,000	$—	$—	$—	—	—	$—	$—
	3/13/2015	$—	$—	$—	$—	$—	$—	2,989	31,389	$20.07	$269,982
	1/5/2015	$—	$—	$—	$—	$—	$—	27,829	65,217	$16.17	$899,992
William Monteleone	n/a	$—	$175,000	$—	$—	$—	$—	—	—	$—	$—
	3/13/2015	$—	$—	$—	$—	$—	$—	7,660	17,381	$20.07	$303,734
Christopher Micklas	n/a	$—	$135,960	$—	$—	$—	$—	—	—	$—	$—
	3/13/2015	$—	$—	$—	$—	$—	$—	12,257	15,295	$20.07	$377,994
James Matthew Vaughn	n/a	$—	$121,548	$—	$—	$—	$—	—	—	$—	$—
	7/3/2015	$—	$—	$—	$—	$—	$—	7,026	—	$—	$129,208
	3/18/2015	$—	$—	$—	$—	$—	$—	8,376	7,688	$20.91	$243,488
	3/13/2015	$—	$—	$—	$—	$—	$—	6,594	5,984	$20.07	$183,984
Jim Yates	n/a	$—	$225,000	$—	$—	$—	$—	—	—	$—	$—
	12/3/2015	$—	$—	$—	$—	$—	$—	2,142	22,635	$23.34	$265,706
	5/8/2015	$—	$—	$—	$—	$—	$—	8,625	6,385	$23.49	$225,021
Kelly Rosser	n/a	$—	$68,250	$—	$—	$—	$—	—	—	$—	$—
	3/13/2015	$—	$—	$—	$—	$—	$—	4,484	—	—	$89,994
_________________________________________________________

(1)	Amounts shown represent possible payouts under our 2015 Annual Incentive Plan.

(2)	Amounts do not include 750,000 of stock options granted to Mr. Pate that are subject to shareholder approval.

Narrative Disclosure to Summary Compensation Table. See “– Employment Agreements” for the material terms of our employment agreements and arrangements with our Named Executive Officers. See “Compensation Discussion and Analysis” for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table and the Grant of Plan-Based Awards Table for narrative disclosure with respect to those tables.

Outstanding Equity Awards at Fiscal Year-End Table. The following table sets forth certain information with respect to the market value of all unvested option and stock awards held by each Named Executive Officer as of December 31, 2015. The table does not include information regarding any equity-based awards related to 2015 performance that were granted to the Named Executive Officers in 2016.

Outstanding Equity Awards at Fiscal Year-End December 31, 2015

	Option Awards
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares that have not vested ($)
William C. Pate	11/14/2014	(2)	18,227	18,227	—	$15.24	11/13/2019	3,281	$77,235	—	$—
	10/5/2015	(3)	—	—	—	$—	—	966	$22,740	—	$—
	7/6/2015	(3)	—	—	—	$—	—	734	$17,278	—	$—
	4/5/2015	(3)	—	—	—	$—	—	850	$20,009	—	$—
	1/9/2015	(3)	—	—	—	$—	—	654	$15,395	—
Joseph Israel	3/13/2015	(2)	—	31,389	—	$20.07	3/12/2020	2,989	$70,361	—	$—
	1/5/2015	(4)	—	65,217	—	$16.17	1/5/2020	27,829	$655,095	—	$—
William Monteleone	3/13/2015	(4)	—	17,381	—	$20.07	3/13/2023	7,660	$180,316	—	$—
	11/20/2014	(2)	51,270	51,269	—	$15.12	11/19/2019	4,960	$116,758	—	$—
	12/31/2013	(3)	—	—	—	$—	—	7,067	$166,357	—	$—
	9/25/2013	(3)	—	—	—	$—	—	8,473	$199,454	—	$—
Christopher Micklas	3/13/2015	(4)	—	15,295	—	$20.07	3/13/2023	12,257	$288,530	—	$—
	12/9/2014	(5)	—	—	—	$—	—	7,972	$187,661	—	$—
	11/26/2014	(2)	10,355	10,355	—	$15.07	11/25/2019	995	$23,422	—	$—
	12/9/2013	(5)	—	—	—	$—	—	8,060	$189,732	—	$—
James Matthew Vaughn	7/3/2015	(5)	—	—	—	$—	—	7,026	$165,392	—	$—
	3/18/2015	(4)	—	7,688	—	$20.91	3/18/2023	8,376	$197,171	—	$—
	3/13/2015	(4)	—	5,984	—	$20.07	3/13/2023	6,594	$155,223	—	$—
	11/24/2014	(2)	6,836	6,836	—	$15.08	11/23/2019	663	$15,607	—	$—
	11/18/2014	(5)	—	—	—	$—	—	12,334	$290,342	—	$—
Jim Yates	12/3/2015	(2)	—	22,635	—	$23.34	12/2/2020	2,142	$50,423	—	$—
	5/8/2015	(6)	—	8,625	—	$23.49	5/8/2023	6,385	$150,303	—	$—
Kelly Rosser	3/13/2015	(4)	—	—	—	$—	—	4,484	$105,553	—	$—
	11/21/2014	(2)	3,425	3,424	—	$15.15	11/20/2019	330	$7,768	—	$—
	2/17/2014	(5)	—	—	—	$—	—	1,883	$44,326	—	$—
_________________________________________________________

(1)	Market value based on closing price of $23.54 on December 31, 2015.

(2)	Award has a two-year ratable vesting schedule with one-half of each award vesting each year on the anniversary of the grant.

(3)	Award vests on the one-year anniversary of the grant date.

(4)	Award has a four-year ratable vesting schedule with one-fourth of each award vesting each year on the anniversary of the grant.

(5)	Award has a five-year ratable vesting schedule with one-fifth of each award vesting each year on the anniversary of the grant.

(6)
Stock award has a four-year ratable vesting schedule with one-fourth of each award vesting each year on the anniversary of the grant. Option award has a three-year ratable vesting schedule with one-third of each award vesting each year on the anniversary of the grant.

Option Exercises and Stock Vested Table. The following table sets forth certain information regarding the exercise of options and the vesting of stock awards by each Named Executive Officer during 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
William C. Pate (2)	—	$—	3,281	$81,533
Joseph Israel	—	$—	—	$—
William Monteleone (3)	—	$—	10,141	$251,553
Christopher Micklas (4)	—	$—	5,675	$134,245
James Matthew Vaughn (5)	—	$—	3,746	$98,283
Jim Yates	—	$—	—	$—
Kelly Rosser (6)	—	$—	800	$16,610
_________________________________________________________

(1)	Value Realized on vesting is determined based upon the company's common stock price as of the close of business on the applicable vesting date.

(2)
Mr. Pate was granted 6,562 shares of restricted stock on November 14, 2014 in connection with his participation in the SPP. These awards vest ratably over a two-year period on each anniversary of the date of grant.

(3)
Mr. Monteleone was granted 9,921 shares of restricted stock on November 20, 2014 in connection with his participation in the SPP. These awards vested ratably over a two-year period on each anniversary of the date of grant. Additionally, Mr. Monteleone was granted 14,122 shares of restricted stock on September 25, 2013 and 11,777 shares of restricted stock on December 31, 2013 in connection with his employment offer. These awards vest ratably over a five-year period on each anniversary of the date of grant.

(4)
Mr. Micklas was granted 1,991 shares of restricted stock on November 26, 2014 in connection with his participation in the SPP. These awards vest ratably over a two-year period on each anniversary of the date of grant. Additionally, Mr. Micklas was granted 13,433 shares of restricted stock on December 9, 2013 and 9,965 shares of restricted stock on December 9, 2014 in connection with his employment offer. These awards vest ratably over a five-year period on each anniversary of the date of grant.

(5)
Mr. Vaughn was granted 1,326 shares of restricted stock on November 24, 2014 in connection with his participation in the SPP. These awards vest ratably over a two-year period on each anniversary of the date of grant. Additionally, Mr. Vaughn was granted 15,417 shares of restricted stock on November 5, 2014 in connection with his employment offer. These awards vest ratably over a five-year period beginning on July 28, 2015.

(6)
Ms. Rosser was granted 660 shares of restricted stock on November 21, 2014 in connection with her participation in the SPP. These awards vest ratably over a two-year period on each anniversary of the date of grant. Additionally, Ms. Rosser was granted 2,354 shares of restricted stock on February 17, 2014 in connection with her employment offer. These awards vest ratably over a five-year period on each anniversary of the date of grant.

Employment Agreements. We have an employment agreement with our current Chief Executive Officer, our former Chief Executive Officer and our Senior Vice President, Marketing and Logistics. We have “at will” employment arrangements with the other Named Executive Officers. The material terms and conditions of each of the employment agreements and the employment arrangements are summarized below.

William C. Pate, Chief Executive Officer
On October 12, 2015, the company entered into an employment offer letter with Mr. Pate (the “Employment Offer Letter”), pursuant to which he was hired as our President and Chief Executive Officer effective October 20, 2015. Under the terms of the letter, Mr. Pate is entitled to receive an annual base salary of $450,000 paid in accordance with company payroll practices. Mr. Pate is eligible for an annual performance bonus, depending upon the achievement of specific individual and corporate performance criteria. Mr. Pate’s target cash bonus is 100% of his annual base salary with a maximum of 150%. In addition, Mr. Pate is eligible to participate in equity programs approved by the Committee commencing on or about February 2017. Currently, these programs include annual grants of awards under the 2012 Long-Term Incentive Plan in the form of restricted stock units (“RSUs”) and stock options. Mr. Pate’s annual RSU grant target is equal to 100%, and up to 150%, of his annual base salary, and his annual stock option award target is 100%, and up to 150%, of his annual base salary. The number of shares awarded will be determined on the basis of a Black-Scholes valuation as of the date of grant, and stock options will have an exercise price equal to the closing price of the company’s common stock on the date of grant. Upon the commencement of his employment, Mr. Pate was granted an initial award of 750,000 stock options with an exercise price equal to the closing price of the company’s common stock on the date of the grant. One fifth of these options will vest on each anniversary of the date of the grant.
In the event of the termination of Mr. Pate’s employment by the company without cause or by Mr. Pate for certain specified reasons, and provided that Mr. Pate delivers an effective release in favor of the company and complies with restrictive covenants and obligations to the company, Mr. Pate will be entitled to the following benefits: (i) salary continuation payments equal to one year’s annual base salary in effect at the time of the termination, payable pro rata over 12 months, (ii) a bonus equal to the average of the bonuses paid to him over the prior three years (if termination occurs prior to three years, the target bonus will be used for the unserved periods), payable pro rata over 12 months and (iii) accelerated vesting of all outstanding unvested equity awards.
Mr. Pate is also eligible to participate in any benefit plans that may be offered from time to time by the company to its employees generally and in the company’s 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Joseph Israel, Senior Vice President and Former Chief Executive Officer

The company entered into an employment offer letter with Mr. Israel effective January 5, 2015, pursuant to which he was hired as our President and Chief Executive Officer. Mr. Israel is entitled to receive an annual base salary of $450,000 paid in accordance with the company's payroll practices. Mr. Israel is also eligible for an annual performance bonus, depending upon the achievement of specific individual and corporate performance criteria. Mr. Israel’s target bonus is 75% of his annual base salary with a maximum of 150%. In addition, Mr. Israel is eligible to participate in equity programs approved by the Committee, and his annual grants of restricted common stock and common stock options are each equal to 75% to 150% of his annual base salary. Mr. Israel received 27,829 shares of restricted company common stock and stock options to purchase 65,217 shares of company common stock in connection with his employment offer letter.

Effective October 20, 2015, Mr. Israel became our Senior Vice President and was named President and Chief Executive Officer of Par Petroleum, LLC. In connection with Mr. Israel’s change in position, his employment offer letter with the company dated December 12, 2014 was amended (the “Amendment”) to grant Mr. Israel a one-time cash payment of $739,534, which shall reduce pro rata in value and number any annual grant of restricted common stock or common stock options made to him in 2016. Certain severance benefits included in Mr. Israel’s employment offer letter were modified such that if Mr. Israel is terminated for Cause (as defined in his employment offer letter) prior to the one-year anniversary of the date of the Amendment (the “Anniversary Date”), Mr. Israel will waive his right to receive (i) salary continuation payments equal to one year’s annual base salary in effect at the time of the termination, payable pro rata over 12 months, and (ii) a bonus equal to the average of the bonuses paid to him over the prior three years (if termination occurs prior to three years, the target bonus will be used for the unserved periods). Additionally, if Mr. Israel resigns or his employment with the company is terminated for Cause, in each case prior to the Anniversary Date, Mr. Israel will not be entitled to receive accelerated vesting of all his outstanding unvested equity awards.

Mr. Israel is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

William Monteleone, Senior Vice President of Mergers and Acquisitions and Former Chief Executive Officer

On September 25, 2013, we entered into an “at will” employment arrangement with William Monteleone, who served as our Chief Executive Officer from September 25, 2013 until January 5, 2015. Since January 5, 2015, Mr. Monteleone has served as our Senior Vice President of Mergers & Acquisitions. Mr. Monteleone is entitled to receive an annual base salary of $350,000 paid in accordance with the company's payroll practices. Mr. Monteleone's compensation is reviewed annually. Mr. Monteleone is also eligible for an annual performance bonus as may be awarded in the sole discretion of the Board.

Mr. Monteleone is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Christopher Micklas, Chief Financial Officer

On December 9, 2013, we entered into an “at will” employment arrangement with Christopher Micklas, our Chief Financial Officer. Mr. Micklas is entitled to receive an annual base salary of $330,000 paid in accordance with the company's payroll practices. Mr. Micklas’ compensation is reviewed annually. Mr. Micklas is also eligible for an annual performance bonus as may be awarded in the sole discretion of the Board.

Mr. Micklas is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

James Matthew Vaughn, Senior Vice President and General Counsel

On July 28, 2014, we entered into an “at will” employment arrangement with James Matthew Vaughn, our Senior Vice President and General Counsel. Mr. Vaughn is entitled to receive an annual base salary of $300,000 paid in accordance with the company's payroll practices. Mr. Vaughn’s compensation will be reviewed annually. Mr. Vaughn is also eligible for an annual performance bonus as may be awarded in the sole discretion of the Board.

Mr. Vaughn was granted $150,000 in restricted common stock upon completing one year of employment. This restricted stock grant will vest ratably over a 5-year period on each anniversary of the date of grant with 100% accelerated vesting for certain events such as a change in control of the company.

Mr. Vaughn is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Jim Yates, Senior Vice President - Marketing and Logistics

On March 10, 2015, we entered into an “at will” employment arrangement with Jim Yates, our Senior Vice President, Marketing and Logistics. Mr. Yates received 6,835 shares of restricted stock and 8,625 stock options in connection with the commencement of his employment. Mr. Yates is entitled to an annual base salary of $300,000 paid in accordance with the company's payroll practices. Mr. Yates' compensation will be reviewed annually. Mr. Yates is also eligible for an annual performance bonus as may be awarded in the sole discretion of the Board.
In the event of the termination of Mr. Yates' employment by the company without cause or by Mr. Yates for certain specified reasons, and provided that Mr. Yates delivers an effective release in favor of the company and complies with restrictive covenants and obligations to the company, Mr. Yates will be entitled to the following benefits: (i) salary continuation payments equal to one year’s annual base salary in effect at the time of the termination, payable pro rata over 12 months, (ii) a bonus equal to the average of the bonuses paid to him over the prior three years (if termination occurs prior to three years, the target bonus will be used for the unserved periods), payable pro rata over 12 months and (iii) accelerated vesting of all outstanding unvested equity awards.
Mr. Yates is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Kelly Rosser, Vice President and Chief Accounting Officer

On February 17, 2014, we entered into an “at will” employment arrangement with Kelly Rosser, our Vice President and Chief Accounting Officer. Ms. Rosser is entitled to receive an annual base salary of $220,000 paid in accordance with the company's payroll practices. Ms. Rosser’s compensation is reviewed annually. Ms. Rosser is also eligible for an annual performance bonus as may be awarded in the sole discretion of the Board.

Ms. Rosser is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Potential Payments upon Termination or Change in Control

Messrs. Pate, Israel and Yates are entitled to severance pay and certain termination benefits pursuant to their employment arrangements with us. In addition, certain shares of restricted stock and options granted to our named executive officers under the 2012 Long-Term Incentive Plan will automatically vest in their entirety upon certain events such as a change of control or a termination of their employment due to death, disability or without cause.

 The following tables further describe the benefits and potential payments upon termination or a change in control for our Named Executive Officers. There are no other potential payments upon termination or change in control for the Named Executive Officers.

Name (1) (2)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
William C. Pate - President and Chief Executive Officer
Salary continuation for one year	$—	$—	$450,000	$450,000	$—	$450,000
Average 3-year bonus	$—	$—	$450,000	$450,000	$—	$450,000
Restricted Stock (Unvested and Accelerated)	$—	$—	$129,917	$129,917	$—	$129,917
Stock Options (Unvested and Accelerated) (3)	$—	$—	$151,284	$151,284	$—	$151,284
Jospeh Israel – Senior Vice President and former Chief Executive Officer
Salary continuation for one year	$—	$—	$450,000	$450,000	$—	$450,000
Average 3-year bonus	$—	$—	$360,000	$360,000	$—	$360,000
Cash payment pursuant to amended employment agreement (4)	$—	$—	$739,534	$739,534		$739,534
Restricted Stock (Unvested and Accelerated)	$—	$—	$725,456	$725,456	$—	$725,456
Stock Options (Unvested and Accelerated)	$—	$—	$480,649	$480,649	$—	$480,649
William Monteleone – Senior Vice President, Mergers & Acquisitions and former Chief Executive Officer
Restricted Stock (Unvested and Accelerated)	$—	$—	$662,885	$662,885	$—	$662,885
Stock Options (Unvested and Accelerated)	$—	$—	$491,997	$491,997	$—	$491,997
Christopher Micklas – Chief Financial Officer
Restricted Stock (Unvested and Accelerated)	$—	$—	$799,489	$799,489	$—	$799,489
Stock Options (Unvested and Accelerated)	$—	$—	$140,781	$140,781	$—	$140,781
James Matthew Vaughn – Senior Vice President, General Counsel and Secretary
Restricted Stock (Unvested and Accelerated)	$—	$—	$823,735	$823,735	$—	$823,735
Stock Options (Unvested and Accelerated)	$—	$—	$198,696	$198,696	$—	$198,696
Jim Yates – Senior Vice President, Marketing and Logistics
Salary continuation for one year	$—	$—	$300,000	$300,000	$—	$300,000
Average 3-year bonus	$—	$—	$225,000	$225,000	$—	$225,000
Restricted Stock (Unvested and Accelerated)	$—	$—	$200,726	$200,726	$—	$200,726
Stock Options (Unvested and Accelerated)	$—	$—	$4,958	$4,958	$—	$4,958
Kelly Rosser - Vice President and Chief Accounting Officer
Restricted Stock (Unvested and Accelerated)	$—	$—	$157,647	$157,647	$—	$157,647
Stock Options (Unvested and Accelerated)	$—	$—	$28,727	$28,727	$—	$28,727

_________________________________________________________

(1)
For purposes of this analysis, the company assumed the effective date of termination is December 31, 2015 and that the price per share of our common stock on the date of termination is $23.54 per share, the closing price on December 31, 2015. For purposes of valuing the stock options, we assumed the stock options were exercised on December 31, 2015.

(2)
Pursuant to the terms of the 2012 Long-Term Incentive Plan and incentive agreements thereunder, under “Involuntary Not for Cause Termination,” “Death or Disability” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock and unvested stock options will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.”

(3)	Excludes 750,000 stock options granted to Mr. Pate that are subject to shareholder approval.

(4)	This payment was made to Mr. Israel in January 2016.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of December 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	641,242	$17.77	119,876
Equity compensation plans not approved by security holders (2)	1,050,000	$21.44	1,350,000
Total	1,691,242	$—	1,469,876

_________________________________________________________

(1)
Includes options outstanding under the 2012 Long Term Incentive Plan. The total number of common stock initially available for issuance under the 2012 Long Term Incentive Plan is 1,600,000. As of December 31, 2015, 838,882 shares of restricted stock and 641,242 stock options were issued under the 2012 Long Term Incentive Plan net of forfeitures and shares repurchased by the company to settle employee tax withholding obligations triggered upon vesting of restricted stock.

(2)
In the fourth quarter of 2015, our board of directors authorized an increase in the number of shares issuable under the LTIP to 4,000,000 shares, subject to shareholder approval. Additionally, we issued an aggregate 1,050,000 options to our new President and Chief Executive Officer, our Chairman and our Vice Chairman of our board of directors, each with an exercise price of $21.44. These option grants are also subject to shareholder approval.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions

The Board has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. In order to ensure that we act in the best interests of our stockholders, the Board has delegated the review and approval of related party transactions to the Audit Committee in accordance with our written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to us and not inconsistent with the best interests of us and our stockholders. Any director who has an interest in a related party transaction will recuse himself from any consideration of such related party transaction.

Services Agreements

On September 17, 2013 (but effective January 1, 2013), we entered into letter agreements (the “Services Agreements”) with EGI, an affiliate of ZCOF, and with Whitebox. Pursuant to the Services Agreements, EGI and Whitebox agreed to provide us with ongoing strategic, advisory and consulting services that may include, (i) advice on financing structures and our relationship with lenders and bankers, (ii) advice regarding public and private offerings of debt and equity securities, (iii) advice regarding asset dispositions, acquisitions or other asset management strategies, (iv) advice regarding potential business acquisitions, dispositions or combinations involving us or our affiliates, or (v) such other advice directly related or ancillary to the above strategic, advisory and consulting services as may be reasonably requested by us.
EGI and Whitebox will not receive a fee for the provision of the strategic, advisory or consulting services set forth in the Services Agreements, but may be periodically reimbursed by us, upon request, for (i) travel and out of pocket expenses, provided that in the event that such expenses exceed $50 thousand in the aggregate with respect to any single proposed matter, EGI or Whitebox, as applicable, will obtain our consent prior to incurring additional costs, and (ii) provided that we provide prior consent to their engagement with respect to any particular proposed matter, all reasonable fees and disbursements of counsel, accountants and other professionals incurred in connection with EGI’s or Whitebox’s, as applicable, services under the Services Agreements. In consideration of the services provided by EGI and Whitebox under the Services Agreements, we agreed to indemnify each of them for certain losses incurred by them relating to or arising out of the Services Agreements or the services provided thereunder.
The Services Agreements have a term of one year and will be automatically extended for successive one-year periods unless terminated by either party at least 60 days prior to any extension date.
We incurred costs of approximately $180,000 related to these agreements during 2015. In October 2015, the company terminated its Services Agreement with Whitebox.

Delayed Draw Term Loan Credit Agreement

Certain of our stockholders are lenders under our delayed draw term loan credit agreement and the Tranche B Loan made thereunder. As of December 31, 2015, we owed approximately $60.1 million under the delayed draw term loan credit agreement.

Warrant Issuance Agreement

Certain of our stockholders who were lenders under the delayed draw term loan credit agreement received warrants exercisable for shares of common stock in connection with such loan. The warrants were issued on August 31, 2012. Subject to the warrant issuance agreement, the holders are entitled to purchase shares of common stock upon exercise of the warrants at an exercise price of $0.10 per share of common stock, subject to certain adjustments from time to time as provided in the warrant issuance agreement. The warrants expire on the earlier of (i) August 31, 2022 or (ii) the occurrence of certain merger or consolidation transactions specified in the warrant issuance agreement. A holder may exercise the warrants by paying the applicable exercise price in cash or on a cashless basis. The number of shares of our common stock issuable upon exercise of the warrants and the exercise prices of the warrants will be adjusted in connection with certain issuances or sales of shares of our common stock and convertible securities, or any subdivision, reclassification or combinations of common stock. Additionally, in the case of any reclassification or capital reorganization of the capital stock of the company, the holder of each warrant outstanding immediately prior to the occurrence of such reclassification or reorganization will have the right to receive upon exercise of the applicable warrant, the kind and amount of stock, other securities, cash or other property that such holder would have received if such warrant had been exercised.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that the following individuals failed to file timely reports for such fiscal year: William Monteleone was late in filing four

Form 4s disclosing four transactions; Robert S. Silberman was late in filing two Form 4s disclosing three transactions; Timothy Clossey was late in filing four Form 4s disclosing nine transactions; L. Melvin Cooper was late in filing one Form 4 disclosing two transactions; Melvyn N. Klein was late in filing three Form 4s disclosing five transactions; Walter A. Dods, Jr. was late in filing one Form 4 disclosing two transactions; Curtis V. Anastasio was late in filing two Form 4s disclosing four transactions; William C. Pate was late in filing three Form 4s disclosing four transactions; Christopher Micklas was late in filing four Form 4s disclosing four transactions; James Matthew Vaughn was late in filing four Form 4s disclosing four transactions; Kelly Rosser was late in filing two Form 4s disclosing two transactions; Jacob Mercer was late in filing one Form 4 disclosing four transactions; Brice Tarzwell was late in filing one Form 4 disclosing one transaction; and Randy Ludden was late in filing one Form 4 disclosing one transaction.

Other Matters

Our Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2015, our Quarterly Reports on Form 10-Q and other information are available on our website (www.parpacific.com) and may also be obtained by calling (832) 916-3396 or writing to the address below:

PAR PACIFIC HOLDINGS, INC.
Investor Relations
800 Gessner Road, Suite 875
Houston, Texas 77024

The persons designated to vote shares covered by our Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

 Deadline for Receipt of Stockholder Proposals

If you want us to consider including a proposal in our proxy statement for our 2017 annual meeting of stockholders you must deliver a copy of your proposal to Par’s Secretary at our principal executive offices at 800 Gessner Road, Suite 875, Houston, Texas, 77024 no later than December 22, 2016. If the date of Par’s 2017 annual meeting of stockholders is more than 30 calendar days before or after the one-year anniversary date of our 2016 annual meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public.

If you intend to present a proposal at our 2017 annual meeting of stockholders, including director nominations, but you do not intend to have it included in our 2017 Proxy Statement, you must deliver a copy of your proposal, which must contain certain information specified in our Bylaws, to Par’s Secretary at our principal executive offices listed above not less than 90 days nor more than 120 days prior to the date of 2017 annual meeting of stockholders, provided that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, your notice must be received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the 2017 annual meeting was made. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as our Board of Directors may recommend.

Sincerely,
James Matthew Vaughn
Senior Vice President, General Counsel and Secretary

April 21, 2016

Appendix A

PAR PACIFIC HOLDINGS, INC.
2012 LONG TERM INCENTIVE PLAN
(As Amended and Restated Effective as of February 16, 2016)

TABLE OF CONTENTS

Page

SECTION 1	ESTABLISHMENT; PURPOSE AND TERM OF PLAN	1
1.1	Establishment	1
1.2	Purpose	1
1.3	Term of Plan	1
SECTION 2	DEFINITIONS AND CONSTRUCTION	1
2.1	Definitions	1
2.2	Construction	6
SECTION 3	ADMINISTRATION	6
3.1	Administration by the Committee	6
3.2	Authority of Officers	6
3.3	Powers of the Committee	6
3.4	Administration with Respect to Insiders	7
3.5	Indemnification	7
SECTION 4	SHARES SUBJECT TO PLAN	8
4.1	Maximum Number of Shares Issuable	8
4.2	Adjustments for Changes in Capital Structure	8
SECTION 5	ELIGIBILITY AND AWARD LIMITATIONS	9
5.1	Persons Eligible for Awards	9
5.2	Award Agreements	9
5.3	Award Grant Restrictions	9
5.4	Fair Market Value Limitations for Incentive Stock Options	10
5.5	Repurchase Rights, Right of First Refusal and Other Restrictions on Stock	10
SECTION 6	TERMS AND CONDITIONS OF OPTIONS	10
6.1	Exercise Price	10
6.2	Exercisability, Vesting and Term of Options	10
6.3	Payment of Exercise Price	11
SECTION 7	RESTRICTED STOCK	12
7.1	Award of Restricted Stock	12
7.2	Restrictions	12
7.3	Delivery of Shares of Common Stock	13
SECTION 8	OTHER AWARDS	13
8.1	Grant of Other Awards	13
8.2	Terms of Other Awards	14
8.3	Dividends and Dividend Equivalents	16

TABLE OF CONTENTS

Page

PAR PACIFIC HOLDINGS, INC.
2012 LONG TERM INCENTIVE PLAN
SECTION 1
ESTABLISHMENT; PURPOSE AND TERM OF PLAN
1.1    Establishment
The Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan (formerly, the Par Petroleum Corporation 2012 Long Term Incentive Plan) (the “Plan”) was established and adopted by the Board effective as of December 20, 2012 (the “Effective Date”) and amended effective as of November 4, 2015, subject to stockholder approval on the earlier of the next stockholder’s meeting following the effective date of such amendment or within twelve (12) months following the effective date of the amendment. The Plan, as amended and restated as set forth herein, is hereby adopted by the Board effective as of February 16, 2016 (the “Restatement Date”), subject to stockholder approval on the earlier of the next stockholder’s meeting following the effective date of this restatement or within twelve (12) months following the effective date of the restatement. Upon approval by the Board, awards may be made as provided herein, subject to such subsequent stockholder approval. In the event that such stockholder approval is not obtained, any such awards shall be null and void and of no effect.
1.2    Purpose
The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company and by motivating such persons to contribute to the growth and profitability of the Company.
1.3    Term of Plan
The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares of Stock under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Awards shall be granted, if at all, on or before the date which is ten (10) years from Effective Date; provided, however, that with respect to any Awards tied to the Two Million Four Hundred Thousand (2,400,000) shares of Stock that were added as of November 4, 2015 to the total number of shares of Stock available for issuance under the Plan, those Awards shall be granted, if at all, on or before the date which is ten (10) years from November 4, 2015.
SECTION 2
DEFINITIONS AND CONSTRUCTION
2.1    Definitions
Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to any Award that is deferred compensation subject to Code Section 409A, for the purposes of applying Code Section 409A to such Award the term Affiliate shall mean all Persons with whom the Participant’s employer would be considered a single employer under Code Section 414(b) or 414(c) as defined and modified in Code Section 409A as determined by the Committee. Notwithstanding the foregoing, with respect to Nonstatutory Stock Options and Stock Appreciation Rights, if necessary for such Awards to be exempt from Code Section 409A, as determined by the Committee, for purposes of grants of such Awards, Affiliate shall only include an entity if the Company’s Stock would constitute “service recipient stock” within the meaning of Code Section 409A.

(b)    “Award” means a grant of an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Award, Other Stock-Based Award or Cash Award to a Participant under this Plan.
(c)    “Authorized Shares” shall have the meaning set forth in Section 15.
(d)    “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant and any shares of Stock acquired or cash paid upon the exercise or settlement thereof, in such form as the Committee may approve from time to time.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Broker-Assisted Cashless Exercise” shall have the meaning set forth in Section 6.3(a)(ii).
(g)    “Cash Award” shall have the meaning set forth in Section 8.1(f).
(h)    “Cause” shall mean, unless otherwise specifically defined in a Participant’s Award Agreement or an employment agreement between the Participant and the Company or an Affiliate as in effect on the effective date of the grant of an Award, any of the following: (1) the Participant’s theft or falsification of any Company or Affiliate documents or records or property; (2) the Participant’s improper use or disclosure of the Company’s or an Affiliate’s confidential or proprietary information; (3) any action by the Participant which has a material detrimental effect on the Company’s or an Affiliate’s reputation or business as determined by the Committee; (4) the Participant’s material failure or inability to perform any reasonable assigned and lawful duties after written notice from the Company or Affiliate of, and Participant’s failure or inability to cure within ten (10) business days, such failure or inability; (5) any material breach by the Participant of any employment or service agreement between the Participant and the Company or Affiliate, if applicable, which breach is not cured pursuant to the terms of such agreement, if applicable; or (6) the Participant’s conviction (including any plea of guilty or nolo contendere) of any felony or any criminal violation involving fraud, embezzlement, misappropriation, dishonesty, the misuse or misappropriation of money or other property or any other crime which has or would reasonably be expected to have an adverse effect on the business or reputation of the Company or an Affiliate or (7) a material breach by the Participant of the policies and procedures of the Company or an Affiliate.
(i)    A “Change in Control” means any of the following events occurring with respect to the Company:
(i)    any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the beneficial owner (except that a Person shall be deemed to be the beneficial owner of all shares of Stock that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60)-day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(ii)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;
(iii)    the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or
(iv)    the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company, in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; provided, however, that a transaction described in this clause (iv) shall not be deemed a Change in Control unless and until such transaction is consummated.
(j)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable notices, rulings and regulations promulgated thereunder.
(k)    “Committee” means the Board or, if so appointed by the Board, the Compensation Committee of the Board or any other committee duly appointed by the Board to administer the Plan, which such committee may be one or more persons; provided however, that during any period the Company is a “publicly held corporation” within the meaning of Code Section 162(m) the Committee shall consist of not less than two directors of the Board who fulfill the “outside director” requirements of Code Section 162(m) and who are non-employee directors under the Securities and Exchange Commission Rule 16b-3.
(l)    “Company” means Par Pacific Holdings, Inc., a Delaware corporation, or any successor corporation thereto.
(m)    “Consultant” means an individual who is a natural person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or its Affiliates, provided that the identity of such person, the nature of such services or the entity to which such services are provided are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities or would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act.
(n)    “Director” means a member of the Board or of the board of directors of any of the Company’s Affiliates.
(o)    “Disability” means, unless otherwise specifically defined in the Participant’s Award Agreement, (i) in the case where the Participant has a written employment agreement with the Company or any Subsidiary, the definition of “Disability,” the definition for such term set forth in such employment agreement as in effect on the date of the applicable Award grant and (ii) in all other cases, a Participant’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of ninety (90) days during any twelve-month period as determined by the Company. The Participant agrees to submit to any examination that is necessary for a determination of Disability and agrees to provide any information necessary for a determination of Disability, including any information that is protected by the Health Insurance Portability and Accountability Act.
(p)    “Effective Date” shall have the meaning set forth in Section 1.1.
(q)    “Employee” means any person treated as an employee (including a Director who is also treated as an employee) of the Company on the records of the Company or of any of the Company’s Affiliates on the records of such Affiliate and, with respect to any Incentive Stock Option granted to such person, who is an employee of the Company or a parent or a Subsidiary of the Company for purposes of Code Sections 422, 424 and 3401(c); provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company, the Board, the Committee or any court of law or governmental agency subsequently makes a contrary determination.
(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(s)    “Expiration Date” shall have the meaning set forth in Section 9.1(a).
(t)    “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)    If, on such date, the Stock is listed or traded on a national or regional securities exchange or market system, constituting the primary market for the Stock, the Fair Market Value of a share of Stock shall be the closing sale price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) on the determination date (or, if no sales occur on such date, on the last preceding date on which such sales of Stock are so reported) as quoted on such exchange and as reported in The Wall Street Journal, pink sheets or such other source as the Committee deems reliable.
(ii)    If, on such date, the Stock is not listed or traded on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in its discretion using a reasonable method exercised in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and if it is determined by the Committee to be applicable, in any other manner permitted in accordance with Code Section 409A and the notices, rulings and regulations thereunder, or Code Section 422(b) and the notices, rulings and regulations thereunder, if applicable.
(u)    “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Code Section 422(b).
(v)    “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(w)    “Net Exercise” shall have the meaning set forth in Section 6.3(a)(iii).
(x)    “New Shares” shall have the meaning set forth in Section 4.2.
(y)    “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an Incentive Stock Option.
(z)    “Officer” means any person designated by the Board as an officer of the Company.
(aa)    “Option” means a right to purchase Stock pursuant to the terms and conditions of the Plan and the applicable Award Agreement. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(bb)    “Other Stock-Based Award” means an Award described in Section 8.1(d).
(cc)    “Participant” means a person who has been granted one or more Awards hereunder.
(dd)    “Performance Award” means an Award described in Section 8.1(c).
(ee)    “Permitted Transferee” has the meaning provided such term in Section 13.

(ff)    “Person” means any partnership, corporation, limited liability company, group, trust or other legal entity.
(gg)    “Plan” shall have the meaning set forth in Section 1.1.
(hh)    “Reprice” means the reduction of the exercise price of an Option or Stock Appreciation Right previously awarded, and, at any time when the exercise price of an Option or Stock Appreciation Right is above the Fair Market Value of a share of Stock, the cancellation and re-grant or the exchange of such outstanding Option or Stock Appreciation Right for either cash or a new Award with a lower (or no) exercise price.
(ii)    “Restatement Date” shall have the meaning set forth in Section 1.1.
(jj)    “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.
(kk)    “Restricted Stock Unit” means a notional account established pursuant to an Award granted pursuant to Section 8.1(a) that is (i) valued solely by reference to shares of Stock, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in Stock, cash or a combination thereof. The Restricted Stock Unit awarded to the Participant will vest according to time-based or performance-based criteria specified in the Award Agreement.
(ll)    “Restriction Period” means the period of time determined by the Committee and set forth in the Award Agreement during which an Award of Restricted Stock is subject to a restriction that constitutes a “substantial risk of forfeiture” (as defined in Code Section 83) and/or a restriction on the ability of the Participant to transfer the Restricted Stock.
(mm)    “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(nn)    “Securities Act” means the Securities Act of 1933, as amended.
(oo)    “Section 409A Plan” shall have the meaning described in Section 25.
(pp)    “Service” means a Participant’s employment or service with the Company or any of its Affiliates, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Company or Affiliate (or in the case of an Incentive Stock Option the parent or Subsidiary of the Company) or a change in the Company or Affiliate (or in the case of an Incentive Stock Option the parent or Subsidiary of the Company) for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service with the Company or an Affiliate (or in the case of an Incentive Stock Option the parent or Subsidiary of the Company) shall not be deemed to have terminated if the Participant takes any military leave, temporary illness leave, authorized vacation or other bona fide leave of absence; provided, however, that if any such leave exceeds three (3) months, the Participant’s Service shall be deemed to have terminated unless the Participant’s right to return to Service with the Company is provided by either statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or provided by statute or contract, a leave of absence shall not be treated as Service. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the company for which the Participant performs Service ceasing to be the Company or an Affiliate (or in the case of an Incentive Stock Option the parent or Subsidiary of the Company). Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination. Notwithstanding the foregoing, with respect to any Award that is subject to Code Section 409A, “separation from service” shall be determined by the Committee under the applicable rules of Code Section 409A.
(qq)    “Spread” shall have the meaning set forth in Section 8.1(c).
(rr)    “Stock” means the common stock of the Company, par value $0.01 per share, as adjusted from time to time in accordance with Section 4.2.
(ss)    “Stock Appreciation Right” means an Award described in Section 8.1(b).

(tt)    “Subsidiary” means any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Code Section 424(f).
(uu)    “Ten Percent Owner Participant” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary within the meaning of Code Section 422(b)(6).
(vv)    “Term” shall have the meaning described in Section 15.
2.2    Construction
Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Words of the masculine gender shall include the feminine and neuter, and vice versa. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. Section headings as used herein are inserted solely for convenience and reference and do not constitute any part of the interpretation or construction of the Plan.
SECTION 3

ADMINISTRATION
3.1    Administration by the Committee
The Plan shall be administered by the Committee. All questions of interpretation of the Plan, construction of its terms, or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.
3.2    Authority of Officers
Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.
3.3    Powers of the Committee
In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)    to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock to be subject to each Award;
(b)    to designate Awards as Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards or Cash Awards, and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;
(c)    to determine the Fair Market Value of shares of Stock or other property;
(d)    to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares of Stock acquired upon the exercise and/or vesting thereof, including, without limitation, (i) the exercise price of an Option or Stock Appreciation Right, (ii) the method of payment for shares purchased upon the exercise and/or vesting of an Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Award or such shares, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions, including but not limited to performance goals, of the exercisability of the Award or the vesting of any Award, (v) the time of the expiration of the Award, (vi) the effect of the Participant’s termination of Service with the Company on any of the foregoing, (vii) the provision for electronic delivery of Awards and/or book entry, and (viii) all other terms, conditions and restrictions applicable to the Award not inconsistent with the terms of the Plan;

(e)    to approve forms of Award Agreements;
(f)    to amend, modify, extend, cancel, or renew any Award, or to waive any restrictions or conditions applicable to any Award or any shares of Stock acquired upon the exercise thereof; provided, however, that except as provided in Section 25, no such amendment, modification, extension or cancellation shall adversely affect a Participant’s Award without the Participant’s consent;
(g)    to accelerate, continue, extend or defer the exercisability and/or vesting of any Award, including with respect to the period following a Participant’s termination of Service with the Company;
(h)    to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards;
(i)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and
(j)    notwithstanding the foregoing, except as provided in Section 4.2 and Section 26, the terms of an outstanding Award may not be amended by the Committee, without approval of the Company’s stockholders, to: (i) reduce the exercise price of an outstanding Option or to reduce the exercise price of an outstanding Stock Appreciation Right, (ii) cancel an outstanding Option or outstanding Stock Appreciation Right in exchange for other Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the cancelled Option or the cancelled Stock Appreciation Right, as applicable, or (iii) cancel an outstanding Option with an exercise price that is less than the Fair Market Value of a share of Stock on the date of cancellation or cancel an outstanding Stock Appreciation Right with an exercise price that is less than the Fair Market Value of a share of Stock on the date of cancellation in exchange for cash or another Award.
3.4    Administration with Respect to Insiders
With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3 and all other applicable laws, including any required blackout periods. At any time the Company is required to comply with Securities Regulation BTR, all transactions under this Plan respecting the Company’s securities shall comply with Securities Regulation BTR and the Company’s insider trading policies, as revised from time to time, or such other similar Company policies, including but not limited to policies relating to blackout periods. Any ambiguities or inconsistencies in the construction of an Award shall be interpreted to give effect to such limitation. To the extent any provision of the Plan or Award Agreement or action by the Committee or Company fails to so comply, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee in its discretion.
3.5    Indemnification
EACH PERSON WHO IS OR WAS A MEMBER OF THE BOARD OR THE COMMITTEE SHALL BE INDEMNIFIED BY THE COMPANY AGAINST AND FROM ANY DAMAGE, LOSS, LIABILITY, COST AND EXPENSE THAT MAY BE IMPOSED UPON OR REASONABLY INCURRED BY HIM OR HER IN CONNECTION WITH OR RESULTING FROM ANY CLAIM, ACTION, SUIT, OR PROCEEDING TO WHICH HE OR SHE MAY BE A PARTY OR IN WHICH HE OR SHE MAY BE INVOLVED BY REASON OF ANY ACTION TAKEN OR FAILURE TO ACT UNDER THE PLAN (INCLUDING SUCH INDEMNIFICATION FOR A PERSON’S OWN, SOLE, CONCURRENT OR JOINT NEGLIGENCE OR STRICT LIABILITY), EXCEPT FOR ANY SUCH ACT OR OMISSION CONSTITUTING WILLFUL OR INTENTIONAL MISCONDUCT, FRAUD OR GROSS NEGLIGENCE. SUCH PERSON SHALL BE INDEMNIFIED BY THE COMPANY FOR ALL AMOUNTS PAID BY HIM OR HER IN SETTLEMENT THEREOF, WITH THE COMPANY’S APPROVAL, OR PAID BY HIM OR HER IN SATISFACTION OF ANY JUDGMENT IN ANY SUCH ACTION, SUIT, OR PROCEEDING AGAINST HIM OR HER, PROVIDED HE OR SHE SHALL GIVE THE COMPANY AN OPPORTUNITY, AT ITS OWN EXPENSE, TO HANDLE AND DEFEND THE SAME BEFORE HE OR SHE UNDERTAKES TO HANDLE AND DEFEND IT ON HIS OR HER OWN BEHALF. THE FOREGOING RIGHT

OF INDEMNIFICATION SHALL NOT BE EXCLUSIVE OF ANY OTHER RIGHTS OF INDEMNIFICATION TO WHICH SUCH PERSONS MAY BE ENTITLED UNDER THE COMPANY’S ARTICLES OF INCORPORATION OR BYLAWS, AS A MATTER OF LAW, OR OTHERWISE, OR ANY POWER THAT THE COMPANY MAY HAVE TO INDEMNIFY THEM OR HOLD THEM HARMLESS.
SECTION 4
SHARES SUBJECT TO PLAN
4.1    Maximum Number of Shares Issuable
Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan is Four Million (4,000,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. The maximum aggregate number of shares of Stock covered by Incentive Stock Options that may be issued under the Plan is Three Million (3,000,000) shares of Stock. Shares of Stock of an outstanding Award that for any reason expire or are terminated, forfeited or canceled or withheld for taxes or settled in a manner that all or some of the shares of Stock covered by an Award are not issued to a Participant (including, without limitation, shares of Stock withheld for the purchase price of an Award) shall again be available for issuance under the Plan.
During any period that the Company is a publicly held corporation within the meaning of Code Section 162(m) the following rules shall apply to grants of Awards:
(a)    Subject to adjustment as provided in Section 4.2, no Participant may be granted Options or Stock Appreciation Rights (i) during any calendar year prior to December 31, 2015 with respect to more than Three Million Five Hundred Thousand (3,500,000) shares of Stock, and (ii) during any calendar year beginning after January 1, 2016, with respect to Three Hundred Fifty Thousand (350,000) shares of Stock.
(b)    Subject to adjustment as provided in Section 4.2, no Participant may be granted Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Other Stock-Based Awards that are denominated in shares of Stock during any calendar year with respect to more than Two Hundred Fifty Thousand (250,000) shares of Stock.
(c)    The maximum aggregate cash payout (including Restricted Stock Units, Stock Appreciation Rights, Performance Awards, Other Stock-Based Awards paid out in cash or Cash Awards) that may be made to any Participant with respect to Awards granted (i) during any calendar year prior to December 31, 2015 shall be Eight Million Dollars ($8,000,000) and (ii) during any calendar year beginning after January 1, 2016, shall be Two Million Five Hundred Thousand Dollars ($2,500,000).
(d)    With respect to any Option or Stock Appreciation Right granted to a Participant that is canceled, the number of shares of Stock subject to such Option or Stock Appreciation Right shall continue to count against the maximum number of shares of Stock that may be the subject of Options or Stock Appreciation Right granted to such Participant hereunder to the extent such is required in accordance with Section 162(m) of the Code.
(e)    The limitations of subsections (a), (b), (c) and (d) above shall be construed and administered so as to comply with the performance-based exception in Code Section 162(m).
In addition and subject to Section 4.2, no Director, except the Chairman and the Vice Chairman of the Board, may be granted Awards with an aggregate grant date value in excess of Three Hundred Seventy Five Thousand Dollars ($375,000) in any calendar year. Such limitation on Director Awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Director.
4.2    Adjustments for Changes in Capital Structure
In the event of any stock dividend or extraordinary cash dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares of Stock subject to the Plan and to any outstanding Awards, and in the exercise price per share of any outstanding Awards and with respect to Options and Stock

Appreciation Rights, if applicable, in accordance with Code Sections 409A and 424. If a majority of the shares, which are of the same class as the shares that are subject to outstanding Awards, are exchanged for, converted into, or otherwise become (whether or not pursuant to a change in control) shares of another company (the “New Shares”), the Committee may, in its sole discretion, unilaterally amend the outstanding Awards to provide that such Awards are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion, and with respect to Options and Stock Appreciation Rights in accordance with Code Sections 409A and 424 and the regulations thereunder. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Award be decreased to an amount less than the par value, if any, of the stock subject to the Award. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.
SECTION 5

ELIGIBILITY AND AWARD LIMITATIONS
5.1    Persons Eligible for Awards
Awards may be granted only to Employees, Consultants, and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants,” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are granted in connection with written offers of employment or other service relationships with the Company. Eligible persons may be granted more than one (1) Award. Eligibility in accordance with this Section 5.1 shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
5.2    Award Agreements
Each Participant to whom an Award is granted shall be required to enter into an Award Agreement with the Company, in such a form as is provided by the Committee. The Award Agreement shall contain specific terms as determined by the Committee, in its discretion, with respect to the Participant’s particular Award. Such terms need not be uniform among all Participants or any similarly situated Participants. The Award Agreement may include, without limitation, vesting, forfeiture and other provisions specific to the particular Participant’s Award, as well as, for example, provisions to the effect that the Participant (i) shall not disclose any confidential information acquired during employment with the Company or while providing service to the Company, (ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, (iii) shall not interfere with the employment or other Service of any Employee or service provider, (iv) shall not compete with the Company or become involved in a conflict of interest with the interests of the Company, (v) shall forfeit an Award if terminated for Cause, (vi) shall not be permitted to make an election under Section 83(b) of the Code when applicable, (vii) shall be subject to transfer restrictions respecting the Award or Stock, (viii) shall be subject to any other agreement between the Participant and the Company regarding shares of Stock that may be acquired under an Award including, without limitation, an agreement restricting the transferability of the Award or shares of Stock by Participant or any other restrictions or requirements of any stockholders’ agreement that is in effect from time to time, and (ix) any provisions or definitions the Committee deems necessary or desirable to comply with Code Section 409A. An Award Agreement shall include such terms and conditions as are determined by the Committee, in its discretion, to be appropriate with respect to any individual Participant. The Award Agreement shall be signed by the Participant to whom the Award is made and by an authorized Officer of the Company.
5.3    Award Grant Restrictions
Any person who is not an Employee on the effective date of the grant of an Award to such person may be granted only a Nonstatutory Stock Option, Restricted Stock, Other Stock-Based Award or Cash Award. An Incentive Stock Option granted to an Employee of the Company, or its parent or Subsidiary as defined in Code Section 424(f), or to a prospective Employee of the Company, or its parent or its Subsidiary as defined in Code Section 424(f) upon the condition that such person become an Employee shall be deemed granted effective on the date such person commences service as an Employee with the Company, with an exercise price determined as of such date in accordance with Section 6.1.

5.4    Fair Market Value Limitations for Incentive Stock Options
To the extent that Options designated as Incentive Stock Options (granted under all stock option plans of the Company or parent or Subsidiary as defined in Code Section 422, including the Plan) become exercisable by a Participant for the first time during any calendar year for Stock having an aggregate Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such Option(s) which exceeds such amount shall be treated as Nonstatutory Stock Option(s). For purposes of this Section 5.4, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of Stock shall be determined as of the time the Option with respect to such Stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.4, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.4, the Company at the request of the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.
5.5    Repurchase Rights, Right of First Refusal and Other Restrictions on Stock
Shares under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions pursuant to a contract entered into by the Company and its stockholders or otherwise as determined by the Committee or as provided in the Award Agreement, in the Committee’s discretion. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement, including but not limited to, the Award Agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
SECTION 6

TERMS AND CONDITIONS OF OPTIONS
Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
6.1    Exercise Price
The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share for an Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner Participant shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Code Sections 409A and 424. Except as provided in Section 4.2 of the Plan, the Committee shall not be permitted to Reprice an Option or a Stock Appreciation Right after the date of grant without the approval of the Company’s stockholders.
6.2    Exercisability, Vesting and Term of Options
(a)    Exercisability. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner Participant shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service with the Company. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.
(b)    Vesting. The Committee shall specify the vesting schedule of the Option, if any, in the applicable Award Agreement. The Committee, in its discretion may condition vesting on the satisfaction of performance goals.
(c)     Incentive Stock Options. Unless otherwise provided in the Option Agreement with respect to the death of the Participant, if the Incentive Stock Option is exercised more than three (3) months after the Participant’s termination of Service, the Option shall be treated as a Nonstatutory Stock Option.
6.3    Payment of Exercise Price
(a)    Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made in cash, by check or cash equivalent or upon approval by the Committee in its sole discretion by any of the following:
(i)    subject to Section 6.3(b)(i) below, by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price;
(ii)    subject to the Company’s rights set forth in Section 6.3(b)(ii) below, by delivery of a properly executed exercise notice together with such other documentation as the Committee and a qualified broker, if applicable shall require to effect an exercise of the Option and delivery to the Company of the proceeds required to pay the exercise price (a “Broker-Assisted Cashless Exercise”);
(iii)    subject to the Company’s rights set forth in Section 6.3(b)(iii) below, by causing the Company to withhold from the shares of Stock issuable upon the exercise of the Option the number of whole shares of Stock having a Fair Market Value, as determined by the Company, not less than the exercise price (a “Net Exercise”);
(iv)    by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law; or
(v)    by any combination of cash or any of the foregoing or any combination of (i)-(iv) thereof.
The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration. In the case of an Incentive Stock Option, the Committee shall determine the acceptable forms of consideration to be used in payment of the exercise price at the time of grant.
(b)    Limitations on Forms of Consideration.
(i)    Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock or would cause the Company to incur adverse tax consequences.
(ii)    Broker-Assisted Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Broker-Assisted Cashless Exercise in order to comply with applicable law.

(iii)    Net Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Net Exercise in order to comply with applicable law.
SECTION 7

RESTRICTED STOCK
7.1    Award of Restricted Stock
(a)    Grant. In consideration of the performance of employment or Service by any Participant who is an Employee, Consultant or Director, Stock may be awarded under the Plan by the Committee as Restricted Stock with such restrictions during the Restriction Period as the Committee may designate in its discretion, any of which restrictions may differ with respect to each particular Participant. Restricted Stock shall be awarded for no additional consideration or such additional consideration as the Committee may determine, which consideration may be equal to or more than the Fair Market Value of the shares of Restricted Stock on the grant date. The terms and conditions of each grant of Restricted Stock shall be evidenced by an Award Agreement.
(b)     Immediate Transfer Without Immediate Delivery of Restricted Stock. Unless otherwise specified in the Participant’s Award Agreement, each Restricted Stock Award shall constitute an immediate transfer of the record and beneficial ownership of the shares of Restricted Stock to the Participant in consideration of the performance of Services as an Employee, Consultant or Director, as applicable, entitling such Participant to all voting and other ownership rights in such shares of Stock.
As specified in the Award Agreement, a Restricted Stock Award may limit the Participant’s dividend and voting rights during the Restriction Period in which the shares of Restricted Stock are subject to a “substantial risk of forfeiture” (within the meaning given to such term under Code Section 83) and restrictions on transfer. In the Award Agreement, the Committee may apply any restrictions to the dividends that the Committee deems appropriate.
Shares awarded pursuant to a grant of Restricted Stock may be issued in the name of the Participant and held, together with a stock power endorsed in blank, by the Committee or Company (or their delegates) or in trust or in escrow pursuant to an agreement satisfactory to the Committee, as determined by the Committee, until such time as the restrictions on transfer have expired. All such terms and conditions shall be set forth in the particular Participant’s Award Agreement. The Company or Committee (or their delegates) shall issue to the Participant a receipt evidencing the certificates held by it which are registered in the name of the Participant.
7.2    Restrictions
(a)    Forfeiture of Restricted Stock. Restricted Stock awarded to a Participant may be subject to the following restrictions until the expiration of the Restriction Period: (i) a restriction that constitutes a “substantial risk of forfeiture” (as defined in Code Section 83), or a restriction on transferability; (ii) unless otherwise specified by the Committee in the Award Agreement, the Restricted Stock that is subject to restrictions which are not satisfied shall be forfeited and all rights of the Participant to such shares shall terminate; and (iii) any other restrictions that the Committee determines in advance are appropriate, including, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee. Any such restrictions shall be set forth in the particular Participant’s Award Agreement.
(b)    Issuance of Certificates. Reasonably promptly after the date of grant with respect to shares of Restricted Stock, the Company shall take the actions as it determines necessary in its sole discretion to cause the Stock to be issued subject to the forfeiture provisions and other requirements as the Committee determines necessary, including, without limitation, issuing a stock certificate, registered in the name of the Participant to whom such shares of Restricted Stock were granted, evidencing such shares; provided, however, that the Company shall not cause to be issued such a stock certificate unless it has received a stock power duly endorsed in blank with respect to such shares of Restricted Stock. Each such stock certificate shall bear the following legend or any other legend approved by the Company:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE PAR PACIFIC HOLDINGS, INC. 2012 LONG TERM INCENTIVE PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND PAR PACIFIC HOLDINGS, INC. A COPY OF THE PLAN AND AWARD AGREEMENT ARE ON FILE IN THE CORPORATE OFFICES OF PAR PACIFIC HOLDINGS, INC.
Such legend shall not be removed from the certificate evidencing such shares of Restricted Stock until such shares vest pursuant to the terms of the Award Agreement.
(c)    Vesting. The Award Agreement shall specify the vesting schedule for the Award of Restricted Stock. The Committee, in its discretion may condition vesting on the satisfaction of performance goals.
(d)    Removal of Restrictions. The Committee, in its discretion, shall have the authority to remove any or all of the restrictions on the Restricted Stock if it determines that, by reason of a change in applicable law or another change in circumstance arising after the grant date of the Restricted Stock, such action is appropriate.
7.3    Delivery of Shares of Common Stock
Subject to withholding taxes under Section 10 and to the terms of the Award Agreement, a stock certificate evidencing the shares of Restricted Stock with respect to which the restrictions in the Award Agreement have been satisfied shall be delivered to the Participant or other appropriate recipient free of restrictions. Such delivery shall be effected for all purposes when the Company shall have deposited such certificate in the United States mail, addressed to the Participant or other appropriate recipient.
SECTION 8
OTHER AWARDS
8.1    Grant of Other Awards.
The Committee, in its sole discretion, but subject to the terms of the Plan and the applicable Award Agreements, may grant the following types of Awards (in addition to or in combination with the Awards of Options and Restricted Stock described above) under the Plan on a standalone, combination or tandem basis:
(a)    Restricted Stock Units.
(i)    Award of Restricted Stock Units. The Committee may grant an Award of Restricted Stock Units to a Participant. The Committee may condition the vesting of the Restricted Stock Units to satisfaction of certain performance criteria. The terms of an Award of Restricted Stock Units need not be the same with respect to each Participant.
(ii)    Restriction Period. Subject to the provisions of the Plan and the terms of the Award Agreement, during a period set by the Committee, commencing with the date of grant of such Award, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units. The Committee may provide for the lapse of such restrictions in installments or otherwise and may accelerate or waive such restrictions, in whole or in part, in each case based on period of Service, performance of the Participant or of the Company, Subsidiary or Affiliate, or such other factors or criteria as the Committee may determine.
(b)    Rights of Restricted Stock Unit Recipients. The recipient of Restricted Stock Units shall not have any of the rights of a stockholder of the Company and has no right to vote any shares of Stock or to receive any cash dividend. The Committee shall be entitled to specify in a Restricted Stock Unit Award Agreement that in the event that the Company declares a dividend on its Stock, the Company will hold in escrow an amount in cash equal to the dividend that would have been paid on the Restricted Stock Units had they been converted into the same number of shares of Stock and held by the Participant on the record date of such dividend. Upon adjustment and vesting of the Restricted Stock Unit, any cash payment due with respect to such dividends shall be made to the Participant.
(c)    Stock Appreciation Rights. The Committee may grant a right to receive the excess of the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised over the Fair Market Value of a share of Stock on the date the Stock Appreciation Right was granted (the “Spread”). Upon exercise of a Stock Appreciation Right, the Spread with respect to a Stock Appreciation Right will be payable in cash, shares of Stock with a total Fair Market Value equal to the Spread or a combination of these two. The terms of the Award Agreements granting Stock Appreciation Rights need not be the same with respect to each Participant.
(d)    Performance Award. The Committee may grant a Performance Award based on the performance of the Participant over a specified performance period. A Performance Award may be awarded to a Participant contingent upon future performance of the Company or any Affiliate, Subsidiary, division or department thereof in which such Participant is employed or providing Service, if applicable, during the performance period. The Committee shall establish the performance measures applicable to such performance prior to the beginning of the performance period, but subject to such later revisions as the Committee may deem appropriate to reflect significant, unforeseen events or changes. The Performance Award may consist of a right to receive shares of Stock (or cash in an amount equal to the Fair Market Value thereof) or the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of shares of Stock over a specified period. Each Performance Award shall have a maximum value established by the Committee at the time such Award is made. In determining the value of Performance Awards, the Committee shall take into account the Participant’s responsibility level, performance, potential, other Awards and such other considerations as it deems appropriate. Payment of a Performance Award may be made following the end of the performance period in cash, shares of Stock (based on the Fair Market Value on the payment date) or a combination thereof, as determined by the Committee, and in a lump sum or installments as determined by the Committee. Except as otherwise provided in an Award Agreement or as determined by the Committee, a Performance Award shall terminate if the Participant does not remain continuously in the Service of the Company at all times during the applicable performance period. The terms of the Award Agreements granting Performance Awards need not be the same with respect to each Participant.
(e)    Other Stock-Based Awards. The Committee may, in its discretion, grant Other Stock-Based Awards which are related to or serve a similar function to those Awards set forth in this Section 8.
(f)    Cash Award. The Committee may, in its discretion, grant a Cash Award pursuant to an Award Agreement to any Participant. The Award Agreement shall specify the vesting schedule for the Cash Award. The Committee, in its discretion may condition vesting on the satisfaction of performance goals. The terms of a Cash Award need not be the same with respect to each Participant and need not relate to the Fair Market Value of a share of Stock. A “Cash Award” is an Award to be settled only in cash.
8.2    Terms of Other Awards.
(a)    Written Agreement. The terms and conditions of each grant of an Award described in this Section 8 shall be evidenced by an Award Agreement.
(b)    Purchase Price. The exercise price per share of Stock of a Stock Appreciation Right shall not be less than one hundred percent (100%) of Fair Market Value of a share of Stock on the date of the grant of the Stock Appreciation Right.
(c)    Performance Goals and Other Terms. In its discretion, the Committee may specify such criteria, periods or performance goals for vesting in the Awards described in this Section 8 and payment thereof to the Participant as it shall determine; and the extent to which such criteria, periods or goals have been met shall be determined by the Committee. All terms and conditions of such Awards shall be determined by the Committee and set forth in the Award Agreement.
If any Award of Restricted Stock or any Award described in this Section 8 is intended by the Committee to meet the performance-based exception in Code Section 162(m), the following shall apply:

(i)    Performance Period. The Committee shall establish a performance period which shall be a period of time, as may be determined in the discretion of the Committee and set out in the Award Agreement, over which performance is measured for the purpose of determining a Participant’s right to and the payment value of an Award in accordance with Code Section 162(m). For each performance period, the Committee shall establish the number of shares of Stock subject to an Award and their contingent values which may vary depending on the degree to which performance criteria established by the Committee are met.
(ii)    Establishment of Performance Criteria. The Committee may establish performance goals applicable to Awards based upon criteria in one or more of the following categories: (i) performance of the Company as a whole, (ii) performance of a segment of the Company’s business, and (iii) individual performance. Performance criteria for the Company shall relate to the achievement of predetermined financial, operational or strategic objectives for the Company and its Subsidiaries. Performance criteria for a segment of the Company’s business shall relate to the achievement of financial, operational or strategic objectives of the segment for which the Participant is accountable. In order to qualify as performance-based under Code Section 162(m), the performance criteria will be established before 25% of the performance period has elapsed and will not be subject to change (although future awards may be based on different performance criteria). The performance periods may extend over one to five calendar years, and may overlap one another, although no two performance periods may consist solely of the same calendar years.
(iii)    Performance Criteria. Performance criteria for an Award intended to “qualified performance-based compensation” for purposes of Code Section 162(m) shall include any of the following:
(A)    pre-tax or after tax profit levels, including: earnings per share, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income;
(B)    total stockholder return;
(C)    return on assets, equity, capital or investment;
(D)    cash flow and cash flow return on investment;
(E)    cash from operating activities;
(F)    revenues;
(G)    financial return ratios;
(H)    profit returns and margins;
(I)    stock price;
(J)    stock price compared to a peer group of companies;
(K)    working capital;
(L)    selling, general and administrative expenses;
(M)    discounted cash flows;
(N)    productivity;
(O)    expense targets;
(P)    market share;

(Q)    cost control measures;
(R)    strategic initiatives;
(S)    economic value added and economic profit;
(T)    growth in earnings per share;
(U)    reserves added;
(V)    measures of customer satisfaction and customer service
(W)    changes between years or periods that are determined with respect to any of the above listed performance criteria;
(X)    net present value; and
(Y)    economic profit.
Individual performance criteria shall relate to a Participant’s overall performance, taking into account, among other measures of performance, the attainment of individual goals and objectives. The performance goals may differ among Participants and shall be established in accordance with Code Section 162(m).
(iv)    Modification. If the Committee determines, in its discretion exercised in good faith, that the established performance measures or objectives are no longer suitable to the Company’s objectives because of a change in the Company’s business, operations, corporate structure, capital structure, or other conditions the Committee deems to be appropriate, the Committee may modify the performance measures and objectives to the extent it considers such modification to be necessary, provided, however, that with respect to Awards intended to qualify for the performance-based exception of Code Section 162(m), the Committee shall not permit any such modification that would cause the Awards to fail to qualify for the performance-based exception.
(v)    Compliance with Code Section 162(m). With respect to Awards intended to meet the performance based exception of Code Section 162(m), the Committee shall administer the Awards and take all action that it determines are necessary, including but not limited to certifying in writing that performance goals have been met, so that Awards intended to meet the performance based exception comply with Code Section 162(m). The Committee shall have no discretion to increase the amount payable pursuant to Award that are intended to qualify for the performance-based exception of Code 162(m) beyond the amount that would otherwise be payable upon attainment of the applicable performance goal(s). The Committee shall, however, retain the discretion to decrease the amount payable pursuant to such Awards below the amount that would otherwise be payable upon attainment of the applicable performance goal(s), either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.
(d)    Payment. Awards described in this Section 8 may be paid in shares of Stock, cash or other consideration or a combination thereof related to such shares, in a single payment or in installments on such dates as determined by the Committee, all as specified in the Award Agreement.
8.3    Dividends and Dividend Equivalents.
Except with respect to dividends on Restricted Stock, the Participant shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Stock covered by the Award unless (and to the extent) otherwise as determined by the Committee and set forth in a separate Award Agreement. The Committee in the Award Agreement may provide such terms and conditions for the Award of dividends or dividend equivalents as it shall determine in its discretion. The Committee may also provide in such Award Agreement that the amounts of any dividends or dividend equivalent shall be deemed to have been reinvested in additional shares of Stock. Notwithstanding the foregoing and subject to adjustments under

Section 4.2, no grant of a dividend or dividend equivalent may be granted with respect to an Option or Stock Appreciation Right.
SECTION 9
EFFECT OF TERMINATION OF SERVICE
9.1    Exercisability and Award Vesting
Subject to earlier termination of the Option or other Award as otherwise provided herein and unless otherwise provided by the Committee in the Award Agreement, an Award and Option shall be vested and an Option shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with this Section 9.1 and thereafter shall terminate:
(a)    Disability or Death. If the Participant’s Service terminates because of the Disability or death of the Participant, the unvested portion of any Award shall be forfeited and terminated and:
(i)    the vested portion of any outstanding Nonstatutory Option or Stock Appreciation Right held by such a Participant may be exercised by the Participant or his guardian or legal representative for a period of one (1) year after the date on which the Participant’s Service terminated due to Disability;
(ii)    the vested portion of any outstanding Incentive Stock Option held by such a Participant may be exercised by the Participant or his guardian or legal representative for a period of three (3) months after the date on which the Participant’s Service terminated due to Disability; and
(iii)    the vested portion of any outstanding Option or Stock Appreciation Right held by such Participant may be exercised by the Participant’s estate for a period of (1) year after the date on which the Participant’s Service terminated due to death;
but in no event shall the Option or Stock Appreciation Right be exercised later than the date of expiration of the Option’s or Stock Appreciation Right’s term, which in no event shall exceed ten (10) years from the date of grant, as set forth in the Award Agreement evidencing such Option or Stock Appreciation Right (the “Expiration Date”).
(b)    Change in Control. Upon a Change in Control then (1) the vested portion of the Option or Stock Appreciation Right, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated without Cause, but in any event no later than the Expiration Date, and (2) the exercisability and vesting of the Option or Stock Appreciation Right and any shares of Stock acquired upon the exercise thereof may otherwise be accelerated effective as of the date on which the Participant’s Service terminated to such extent, if any, as shall have been determined by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option or Stock Appreciation Right.
(c)    Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service with the Company is terminated for Cause, as defined by the Participant’s Award Agreement or contract of employment or service (or, if not defined in any of the foregoing, as defined in the Plan), the Award, whether or not vested, shall terminate and cease to be exercisable immediately upon such termination of Service and any Stock issued pursuant to an Award shall be forfeited.
(d)    Other Termination of Service. If the Participant’s Service with the Company terminates for any reason, except Disability, death, termination after a Change in Control, or Cause, any Award, to the extent unvested shall be forfeited by the Participant on the date on which the Participant’s Service is terminated, and any vested Option or Stock Appreciation Right may be exercised by the Participant at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated, but in any event no later than the Expiration Date.

9.2    Extension if Exercise Prevented by Law
Notwithstanding the foregoing, other than in the case of a termination for Cause, if the exercise of an Option or Stock Appreciation Right within the applicable time periods set forth in Section 9.1 is prevented by the provisions of Section 12 below, the Option or Stock Appreciation Right shall remain exercisable until thirty (30) days (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option or Stock Appreciation Right is exercisable, but in any event no later than the Expiration Date.
9.3    Extension if Participant Subject to Section 16(b)
Notwithstanding the foregoing, other than in the case of a termination for Cause, if a sale within the applicable time periods set forth in Section 9.1 of shares of Stock acquired upon the exercise of the Option or Stock Appreciation Right would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option or Stock Appreciation Right (if exercisable) shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) three (3) months after the Participant’s termination of Service, or (iii) the Expiration Date.
SECTION 10
WITHHOLDING TAXES
10.1    Tax Withholding
All Awards are subject to, and the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or an Award hereunder and all Awards are subject to the Company’s right hereunder.
10.2    Share Withholding
With respect to tax withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of any Awards, the Committee in its discretion, may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction (or, in the discretion of the Committee, such higher statutory total tax as may be permitted under applicable accounting standards that would not result in an Award otherwise classified as an equity award under ASC Topic 718 to be classified as a liability award under ASC Topic 718 as a result of withholding shares of Stock having a Fair Market Value in excess of the minimum statutory withholding requirement). All such elections shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate, including requiring the Participant to pay cash to satisfy an obligation that would otherwise be satisfied by withholding a fraction of a share of Stock.
SECTION 11
PROVISION OF INFORMATION
Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
SECTION 12
COMPLIANCE WITH SECURITIES LAW AND OTHER APPLICABLE LAWS
The Plan, Award Agreements, the grant of Awards and the issuance of shares of Stock shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to securities and all other applicable laws, regulations and requirements of any stock exchange or market system upon which the stock is listed or traded. Options may not be exercised and Stock may not be issued if the issuance of shares of Stock would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Option may be exercised and no shares of Stock may be issued unless (a) a registration statement under the Securities Act shall at the time be in effect with respect to the shares issuable or (b) in the opinion of legal counsel to the Company, the shares issuable may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. If the shares of Stock issuable pursuant to an Award are not registered under the Securities Act, the Company may imprint on the certificate for such shares the following legend or any other legend which legal counsel for the Company considers necessary or advisable to comply with the Securities Act:
THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON SUCH REGISTRATION OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.
The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option or the issuance of shares of Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
SECTION 13
RETURN AND/OR FORFEITURE OF PERFORMANCE-BASED PAYMENTS OR AWARDS
Notwithstanding any other provision in this Plan or in any Award Agreement, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, and in the event any Award is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company, then any payments made or awards granted shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements.
SECTION 14

NONTRANSFERABILITY OF AWARDS AND STOCK
During the lifetime of the Participant, an Award shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Subject to the remainder of this paragraph, an Award may be assignable or transferable by the Participant only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in Code Section 414(p), and only if it is so specified in the Award Agreement; provided, however, that an Incentive Stock Option may only be assignable or transferable by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee in the Award Agreement, and in accordance with applicable law, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in Rule 701 under the Securities Act, and the General Instructions to Form S-8 Registration Statement under the Securities Act. However, the transferee or transferees must be any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, in each case with respect to the Participant, any person sharing the Participant’s household (other than a tenant or employee of the Company), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, or any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests (collectively, “Permitted Transferees”); provided further that, (a) there may be no consideration for any such transfer and (b) subsequent transfers of Options transferred as provided above shall be prohibited except subsequent transfers back to the original holder of the Option and transfers to other Permitted Transferees of the original holder.
SECTION 15

NONCOMPETITIVE ACTIONS
The Committee may provide in an Award Agreement a requirement to enter into a noncompetition agreement in connection with the Award or the effect of a violation of a noncompetition agreement on an Award.
SECTION 16

TERMINATION OR AMENDMENT OF PLAN
The Committee may terminate or amend the Plan at any time. However, no grant shall be made after the tenth (10th) anniversary of the Restatement Date (the “Term”). Subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders within the time required, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options or purchase Stock under the Plan or to extend the Term of the Plan, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule or the stock exchange or market system on which the Stock is traded. No termination or amendment of the Plan shall affect any then outstanding Award unless expressly provided by the Committee or otherwise provided in the Plan. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is required to enable an Award designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule, including Code Section 409A or as otherwise permitted under the Plan, including upon a Change in Control.

SECTION 17
STOCKHOLDER APPROVAL
The Plan is adopted by the Board as of the Restatement Date and shall be approved by the stockholders of the Company on the earlier of the next stockholder’s meeting following the effective date of such restatement or within twelve (12) months following the effective date of the restatement on or within twelve (12) months of the date of adoption thereof by the Board. Options or performance-based compensation under Section 8.2 granted prior to stockholder approval of the Plan or in excess of the Stock previously approved by the stockholders shall become exercisable and otherwise shall not be paid no earlier than the date of stockholder approval of the Plan or stockholder approval of such increase in the Stock, as the case may be.
SECTION 18

NO GUARANTEE OF TAX CONSEQUENCES
Neither the Company, the Board nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.
SECTION 19

SEVERABILITY

In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.
SECTION 20

GOVERNING LAW
The Plan shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.
SECTION 21

SUCCESSORS
All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
SECTION 22

RIGHTS AS A STOCKHOLDER
The holder of an Award shall have no rights as a stockholder with respect to any shares of Stock covered by the Award until the date of issue of a stock certificate to him or her for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.
SECTION 23
NO SPECIAL EMPLOYMENT OR SERVICE RIGHTS
Nothing contained in the Plan or in an Award Agreement shall confer upon any Participant receiving a grant of any Award any right with respect to the continuation of his or her Service with the Company (or any Affiliate) or interfere in any way with the right of the Company (or Affiliate), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such Service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Award.
SECTION 24

REORGANIZATION OF COMPANY
The existence of an Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares of Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
SECTION 25

CODE SECTION 409A

To the extent that any Award is deferred compensation subject to Code Section 409A, as determined by the Committee, the Award Agreement shall comply with the requirements of Code Section 409A in a manner as determined by the Committee in its sole discretion including, without limitation, using applicable definitions from Code Section 409A, such as a more restrictive definition of Change in Control to comply with Code Section 409A to the extent that it is more restrictive than as defined in the Plan, using the more restrictive definition of Disability as provided in Code Section 409A and specifying a time and form of payment schedule. In addition if any Award constitutes deferred compensation under Code Section 409A (a “Section 409A Plan”), then the Award shall be subject to the following requirements, if and to the extent required to comply with Code Section 409A and as determined by the Committee and specified in the Award Agreement:
(a)    Payments under the Section 409A Plan may not be made earlier than (i) the Participant’s separation from service, (ii) the date of the Participant’s Disability, (iii) the Participant’s death, (iv) a specified time (or pursuant to a fixed schedule) specified in the Award Agreement at the date of the deferral of such compensation, (v) a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or (vi) the occurrence of an unforeseeable emergency;
(b)    The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;
(c)    Elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Code Section 409A(a)(4); and
(d)    The case of any Participant who is specified employee, a distribution on account of a separation from service may not be made before the date which is six (6) months after the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death).
For purposes of the foregoing, the terms “separation from service” and “specified employee”, all shall be defined in the same manner as those terms are defined for purposes of Code Section 409A, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Code Section 409A that are applicable to the Award as determined by the Committee.
If an Award is subject to Code Section 409A, as determined by the Committee, the Committee may interpret or amend any Award to comply with Code Section 409A without a Participant’s consent even if such amendment would have an adverse effect on a Participant’s Award. With respect to an Award that is subject to Code Section 409A, the Board may amend or interpret the Plan as it deems necessary to comply with Code Section 409A, including, without limitation, limiting the Committee’s or Company’s discretion with respect to an Award that constitutes deferred compensation to the extent it would violate Code Section 409A, and no Participant consent shall be required even if such an amendment would have an adverse effect on a Participant’s Award.
SECTION 26

ADJUSTMENTS UPON A CHANGE IN CONTROL
If a Change in Control occurs, except a Change in Control solely on account of Section 2.1(h)(ii), then the Committee, in its sole discretion, shall have the power and right to (but subject to any accelerated vesting specified in an Award Agreement):
(a)    cancel, effective immediately prior to the occurrence of the Change in Control, each outstanding Option and Stock Appreciation Right with an exercise price that is greater than the value of the consideration that would be received if such Option or Stock Appreciation Right were exercised immediately prior to the occurrence of the Change in Control;
(b)    cancel, effective immediately prior to the occurrence of the Change in Control, an outstanding Award (whether or not then exercisable) in exchange for a cash payment equal to:

(i)    with respect to Options and Stock Appreciation Rights that currently have an exercise price less the value of the consideration that would be received immediately prior to the Change in Control if such Option or Stock Appreciation right were exercised immediately prior to the occurrence of the Change in Control, the excess of the value of such consideration over the exercise price;
(ii)    with respect to Restricted Stock, Restricted Stock Units, Performance Awards (that would otherwise be settled in shares of Stock) and Other Stock-Based Awards, for each share of Stock covered by the Award, the value of consideration received by stockholders for each share of Stock as a result of the Change in Control; and
(iii)    with respect to Cash Awards, the cash value of such Cash Awards as a result of the Change in Control;
provided, however, this subsection shall be inapplicable to an Award granted within six (6) months before the occurrence of the Change in Control but only if the Participant is an Insider and such disposition is not exempt under Rule 16b-3 (or other rules preventing liability of the insider under Section 16(b) of the Exchange Act) and, in that event, the provisions hereof shall be applicable to such Award after the expiration of six (6) months from the date of grant; or
(c)    provide for the exchange or substitution of each Award outstanding immediately prior to such Change in Control (whether or not then exercisable) for another award with respect to the Stock or other property for which such Award is exchangeable and, incident thereto, make an equitable adjustment as determined by the Committee, in its discretion, in the exercise price of the Award, if any, or in the number of shares of Stock or amount of property (including cash) subject to the Award; or
(d)    provide for assumption of the Plan and such outstanding Awards by the surviving entity or its parent.
The Committee, in its discretion, shall have the authority to take whatever action it deems to be necessary or appropriate to effectuate the provisions of this Section 26.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan as duly adopted by the Board on the Restatement Date.

PAR PACIFIC HOLDINGS, INC.

By:	/s/ James Matthew Vaughn
Name:	James Matthew Vaughn
Title:	Senior Vice President, General Counsel and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

PAR PACIFIC HOLDINGS, INC.

June 2, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18978/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930300000000000000 7 060216

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN THE ELECTION OF DIRECTORS AND"FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Melvyn N. Klein
- ○ Robert S. Silberman
- ○ Curtis V. Anastasio
- ○ Timothy Clossey
- ○ L. Melvin Cooper
- ○ Walter A. Dods, Jr.
- ○ Joseph Israel
- ○ William Monteleone
- ○ William C. Pate

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PAR PACIFIC HOLDINGS, INC.

Proxy for Annual Meeting of Stockholders on June 2, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William Pate, Christopher Micklas and James Matthew Vaughn, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Par Pacific Holdings, Inc., to be held June 2, 2016 at The Westin Houston, Memorial City, 945 Gessner Road, Houston, Texas 77024, and at any adjournments or postponements thereof, as follows:

This Proxy, when properly executed, will be voted in the manner specified by the undersigned stockholder on the reverse side. If no direction is made, this Proxy will be voted FOR all nominees in the election of directors in proposal 1 and FOR proposals 2 and 3, and in accordance with the discretion of the persons designated above with respect to any other business properly before the meeting and at any adjournment or postponement of said meeting.

(Continued and to be signed on the reverse side.)

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